As filed with the Securities and Exchange Commission May 6, 2004
                                           SEC Registration No. 333-114586
____________________________________________________________________________

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.

                              AMENDMENT NO. 1 TO
                       FORM SB-2 REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                   GWIN, INC.
       -----------------------------------------------------------------
       (Exact Name of Small Business Issuer as Specified in its Charter)

          Delaware                    7990                    04-3021770
-------------------------  ----------------------------   -------------------
(State or Other Jurisdic-  (Primary Standard Industrial   (IRS Employer Iden-
 tion of Incorporation)     Classification Code Number)    tification Number)

              5092 South Jones Boulevard, Las Vegas, Nevada  89118
                               (702) 967-6000
            ---------------------------------------------------------
                   (Address and Telephone Number of Principal
                Executive Offices and Principal Place of Business)

                    Wayne Allyn Root, Chief Executive Officer
              5092 South Jones Boulevard, Las Vegas, Nevada  89118
                               (702) 967-6000
           ---------------------------------------------------------
           (Name, Address and Telephone Number of Agent for Service)

                                  Copies to:

                             Jon D. Sawyer, Esq.
                               Krys Boyle, P.C.
   600 Seventeenth Street, Suite 2700 South Tower, Denver, Colorado 80202
                               (303) 893-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

----------------------------------------------------------------------------
                        CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------
                                    Proposed       Proposed
Title of Each           Amount      Maximum        Maximum
Class of Secur-         to be       Offering       Aggregate    Amount of
ities to be             Regis-      Price          Offering     Registration
Registered              tered       per Unit       Price        Fee
----------------------------------------------------------------------------

Common Stock         45,660,002 (1)  $.2025      $9,246,150.41   $1,171.49(3)
$.0001 Par Value        Shares         (2)

----------------------------------------------------------------------------

(1) To be offered by selling shareholders. Includes 40,017,002 shares currently held by selling shareholders, 4,143,000 shares issuable on the exercise of common stock purchase warrants held by selling shareholders, and 1,500,000 shares issuable upon the exercise of stock options held by a selling shareholder. In accordance with Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminable number of shares of common stock, $.0001 par value, as may become issuable upon the exercise of the common stock purchase warrants to prevent dilution resulting from stock splits, stock dividends, and similar transactions in accordance with the terms of the common stock purchase warrants.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the closing bid and ask prices of the common stock as reported on the OTC Bulletin Board on April 16, 2004.

(3)  Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




      PROSPECTUS            SUBJECT TO COMPLETION DATED MAY 6, 2004
     ----------------------------------------------------------------

     The information in this Preliminary Prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Preliminary Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                                   GWIN, INC.

                        45,310,002 Shares of Common Stock

          Certain selling shareholders are offering the shares of common stock.

          Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "GWNI." On May 6, 2004, the closing price of the common stock was $______.

          INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS AND IS HIGHLY SPECULATIVE. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE __ TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THESE SECURITIES.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              _________, 2004

                              TABLE OF CONTENTS


                                                                   PAGE

     Prospectus Summary ..........................................   3

     Risk Factors ................................................   5

     Use of Proceeds .............................................  11

     Price Range of Common Equity and Related Stockholder
       Matters ...................................................  12

     Management's Discussion and Analysis or Plan of Operations ..  13

     Business ....................................................  19

     Management ..................................................  25

     Security Ownership of Certain Beneficial Owners
       and Management ............................................  32

     Selling Shareholders ........................................  34

     Plan of Distribution ........................................  37

     Description of Securities ...................................  39

     Legal Matters ...............................................  40

     Experts .....................................................  40

     Where You Can Find More Information .........................  40

     Index to Financial Statements ...............................  F-1

                              PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding us, the sale of our common stock in this offering, our financial statements and the notes to those financial statements that appear elsewhere in this prospectus.

BUSINESS OVERVIEW

     We provide sports handicapping analysis and advice to sports bettors worldwide through our wholly-owned subsidiary - Global SportsEDGE, Inc. Global SportsEDGE provides professional handicapping advice on professional and college football, professional and college basketball, and professional baseball, with plans to expand in Europe and Asia covering soccer, cricket and rugby.

     We generate revenue in two ways: through the sale of our services and through the sale of advertising. Service revenues are generated by selling the handicapping advice of our professional handicappers and advertising revenues are generated from payments we received from advertisers on our various television, radio, print and internet properties. Advertising revenues also include revenues generated from production of our new "The UltimateEDGE" pay-per-view television show airing on iNDemand and from the rental of our databases to noncompetitive advertisers.

     Our prime revenue generating vehicle is "Wayne Allyn Root's The WinningEDGE," a 30-minute, professionally produced television infomercial, which during 2003 aired nationally Saturday mornings during the football season on all of the Fox Sports Network owned stations and other selected stations and cable networks including Comcast Mid-Atlantic and Comcast Philadelphia. The show is hosted by our Chairman and Chief Executive Officer, Wayne Allyn Root, and showcases our team of professional handicappers, including Randy White (NFL Hall of Fame, Super Bowl Most Valuable Player), radio talk show host and Emmy award winner, Chet Coppeck, and handicappers Larry Ness and Alex McMordie. Messrs. Ness and McMordie combined have won over 30 nationally recognized handicapping contests.

     We generate revenue from our television show and other advertising by having sports fans and bettors call a toll-free number, where an account representative offers the caller a comprehensive selection of services, such as a slate of predictions for the upcoming weekend's events or for an entire season. We have approximately 35 commission-based account representatives in our office in Las Vegas. We have also entered into revenue-sharing advertising agreements with other websites and use guest spots on other sports and sports handicapping television shows to generate customer interest.

     In the fall of 2003, we started producing and airing a weekly pay-per-view expanded version of the Winning EDGE television program called "Wayne Allyn Root's UltimateEDGE" that aired nationwide on the iNDdemand and TVN pay-per-view networks.

THE COMPANY

     We were originally incorporated in Nevada in 1986. We reincorporated in Massachusetts in 1987 and reincorporated in Delaware under the name IMSCO Technologies, Inc. in 1996. From July 1992 to August 1999, we were engaged in the research and development of electrostatic separation technologies. In late 1999, we ceased our operations and shifted our focus toward the strategic acquisition of an operating business. To that end, in July 2001, we acquired our sports handicapping business, which we operate through our wholly-owned subsidiary, Global SportsEDGE, Inc., a Delaware corporation. In August 2001, we changed our name to Global Sports & Entertainment, Inc., and in August 2002, we changed our name to GWIN, Inc.

     Our executive offices are located at 5092 South Jones Boulevard, Las Vegas, Nevada 89118, and our telephone number is (702) 967-6000. Our primary website is located at www.WinningEDGE.com.

THE OFFERING

   Total shares outstanding .............    76,523,084 (1)

   Shares being offered for resale
   to the public ........................    45,310,002

   Price per share to the public ........    Market price at time of resale,
                                             or otherwise negotiated by
                                             selling shareholders

   Use of proceeds from the offering ....    We will not receive any proceeds
                                             from this offering.  However,
                                             we will receive approximately
                                             $964,250 if the outstanding
                                             warrants are exercised, and
                                             $750,000 if the total outstand-
                                             ing options are exercised.

See our discussion under Use of Proceeds.
________________

(1) As of May 4, 2004, and does not include 3,484,987 common shares issuable upon exercise of outstanding options and 12,452,748 common shares, issuable upon exercise of outstanding warrants.

                                  RISK FACTORS

     An investment in the common stock offered involves a high degree of risk. You should consider carefully the risks described below and all other information contained in this prospectus before making an investment decision. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of, or related to, our company.

WE HAVE ACCUMULATED A SIGNIFICANT DEFICIT SINCE OUR INCEPTION, AND OUR AUDITORS HAVE EXPRESSED UNCERTAINTY CONCERNING OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     Our independent auditors have expressed that there is substantial doubt in our ability to continue as a going concern. We incurred a net loss of $2,075,443 during the seven months ended July 31, 2002, and $8,940,132 during the year ended July 31, 2003. As of January 31, 2004, we have incurred an accumulated deficit of $24,399,137 and a working capital deficit of $1,923,804. For the six months ended January 31, 2004, our revenues were $4,766,397 and we had a net loss of $601,343. Our operating losses, as well as uncertain sources of financing, create an uncertainty about our ability to continue as a going concern.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS.

     Our business commenced operations in January 2000. As a result, we have a limited operating history on which you can base your evaluation of our business and prospects. Our business and prospects must be considered in light of the risks and uncertainties frequently encountered by companies in their early stages of development. These risks are further amplified by the fact that we are operating in an industry which is relatively new and rapidly evolving. These risks and uncertainties include the following:

     * our business model and strategy are still evolving and are continually being reviewed and revised;

     * we may not be able to successfully implement our business model and strategy; and

     * our management has not worked together for very long.

     We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful and the value of your investment in our company will decline.

WE WILL CONTINUE TO REQUIRE MONEY TO FUND FUTURE OPERATIONS AND WE ARE NOT SURE WE CAN OBTAIN ADDITIONAL FINANCING. OUR FAILURE TO SUCCESSFULLY OBTAIN ADDITIONAL FUTURE FUNDING ON FAVORABLE TERMS MAY JEOPARDIZE OUR ABILITY TO CONTINUE OUR BUSINESS AND OPERATIONS.

     We will need to raise significant additional capital in order to fully implement our planned business expansion. See our discussion titled "Business-Our Strategy." We cannot assure you that additional public or private financing, including debt or equity financing, that we require now or in the future will be available at all or, if available, may be on terms unfavorable to us. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. If adequate funds are not available, we may be unable to fully implement our planned expansion.

OUR EXECUTIVE OFFICERS AND DIRECTORS WILL HAVE SIGNIFICANT INFLUENCE OVER ALL MATTERS REQUIRING STOCKHOLDER APPROVAL, INCLUDING DELAYING OR PREVENTING A CHANGE IN OUR CORPORATE CONTROL.

     Our executive officers and directors and their affiliates together control approximately 13.7% of our outstanding common stock. As a result, these stockholders, if they act together, will have significant influence in all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. The interests of our executive officers and directors may differ from the interests of our other stockholders. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale or merger of our company and may affect the market price of our stock.

OUR SHARE PRICE MAY DECLINE DUE TO THE LARGE NUMBER OF SHARES OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE IN THE PUBLIC MARKET.

     Prior to the effective date of this registration statement, 28,545,889 shares of our common stock are eligible for sale in the public market under Rule 144 of the Securities Act of 1933, as amended. This represents approximately 37.3% of our issued and outstanding shares. While the sales will be subject to volume limitations, sales of substantial amounts of these shares of common stock in the public market, or the possibility of these sales, may adversely affect our stock price.

WE EXPERIENCE SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS DUE TO THE SEASONALITY ASSOCIATED WITH PROFESSIONAL AND COLLEGE SPORTS. THESE FLUCTUATIONS MAY CAUSE CASH SHORTFALLS, MATERIALLY AFFECTING OUR RESULTS OF OPERATIONS, AS WELL AS MAKING FINANCIAL FORECASTING DIFFICULT. BOTH OF THESE FACTORS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR COMMON STOCK TRADING PRICE.

     As a result of our limited operating history and the nature of our business, we believe that quarter-to-quarter comparisons of results of operations for preceding quarters are not necessarily meaningful. Our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Some of the factors that could cause our quarterly or annual operating results to fluctuate include the cyclical nature of our business operations, market acceptance of our services, competitive pressures, and customer retention. For example, we currently provide handicapping analysis and advice for football, basketball and baseball. The most popular sports for wagering in the United States are professional and college football, which take place primarily during the first and second quarters of our fiscal year (August-January), followed by college basketball which takes place primarily during the second and third quarters of our fiscal year. Accordingly, we have traditionally experienced lower net sales in the third and fourth quarters and higher net sales in the first and second quarters. This results in an uneven revenue stream, and our quarterly operating results are difficult to predict and are likely to vary in the future.

     Any significant shortfall in revenues could have an immediate and adverse effect on our business and financial condition. If our earnings are below financial analysts' expectations in any quarter, our stock price may drop. You should not rely on the results of any one quarter as an indication of our future performance. If in some future quarter our results of operations were to fall below the expectations of securities analysts and investors, the trading price of our common stock would likely decline.

NEW STATUTORY OR REGULATORY RESTRICTIONS ON WAGERING ON LIVE SPORTING EVENTS COULD DECREASE DEMAND FOR OUR HANDICAPPING SERVICES AND THEREBY DECREASE OUR REVENUES.

     Although our activities are not regulated by gaming authorities, gaming activities are subject to extensive statutory and regulatory control by both state and federal authorities, and are likely to be significantly affected by any changes in the political climate and economic or regulatory policies. Significant new restrictions on wagering on sporting events could have a negative impact on sales of our handicapping services resulting in decreased revenues.

A DECLINE IN GENERAL ECONOMIC CONDITIONS COULD CONTINUE TO NEGATIVELY AFFECT THE ENTERTAINMENT AND GAMING INDUSTRIES, INCLUDING OUR BUSINESS.

     Our operations are affected by general economic conditions, and therefore our future success is unpredictable. The demand for entertainment and leisure activities tends to be highly sensitive to consumers' disposable income, and thus a decline in general economic conditions may lead to customers having less discretionary income to wager on sports, which could result in a continued material adverse effect on our business, financial condition, operating results and prospects.

THE SUCCESS OF OUR BUSINESS IS HIGHLY DEPENDENT ON OUR PROFESSIONAL HANDICAPPERS AND LOSING THE SERVICES OF OUR HANDICAPPERS COULD DECREASE OUR REVENUES AND IMPAIR OUR ABILITY TO PURSUE OUR BUSINESS PLAN.

     Our future success depends, in significant part, upon the continued service and performance of our professional handicappers, in particular Wayne Allyn Root, our Chairman and Chief Executive Officer. Although we have key-man insurance on Mr. Root with a death benefit of $5 million, losing the services of Mr. Root could impair our ability to effectively promote our company and to carry out our business plan. Each of our handicappers is subject to a sports personality agreement, which requires them to provide their handicapping services to us, as well as appear on our infomercial, as requested, and is renewed annually.

     Our future success also depends on our continuing ability to attract and retain highly qualified professional handicappers. Competition for these individuals is intense. Our inability to attract and retain additional, highly skilled personnel required for expansion of our operations could adversely affect our results of operations.

WE FACE STRONG COMPETITION IN ALL ASPECTS OF OUR BUSINESS, AND OUR FAILURE TO COMPETE SUCCESSFULLY WITH OUR COMPETITORS MAY HAVE A MATERIAL ADVERSE IMPACT ON OUR REVENUES AND PROFITABILITY.

     The market for our services and products is intensely competitive and we expect that competition will increase. We face competition from numerous operations that sell sports handicapping information through television infomercials, the Internet, print media, direct mail and telemarketing. Many of our competitors have longer operating histories, significantly greater financial and marketing resources, greater name recognition and larger user and membership bases. These competitors may be able to devote greater resources to marketing and to the development and promotion of their services, adopt more aggressive pricing policies and devote substantially more resources to website and systems development than we. In addition, these competitors may be able to respond more quickly to changes in Internet technology and adapt more quickly to evolving industry trends or changing Internet user preferences. We cannot assure you that we will be able to compete successfully against current and future competitors, or that competitive pressures will not have a negative impact on our ability to generate revenues and to achieve or sustain profitability.

BECAUSE WE HAVE FEW PROPRIETARY RIGHTS, OTHERS CAN PROVIDE SERVICES SUBSTANTIALLY EQUIVALENT TO OURS, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR COMPETITIVENESS AND OUR FINANCIAL POSITION.

     Our product and service offerings are not protected by patents and are generally not patentable. We believe that most of the information we use to provide our handicapping analysis is generally known and available to others. Consequently, apart from the advantages afforded by our expert handicappers, others can offer services substantially equivalent to ours.

IF WE CANNOT PROTECT OUR TRADE NAMES OR OUR INTERNET DOMAIN NAMES, OUR ABILITY TO CONDUCT OUR OPERATIONS MAY BE IMPEDED, AS WELL AS RESULT IN SUBSTANTIAL COSTS DUE TO LITIGATION.

     We have received trademark registration for our "The WinningEDGE" trade name with the United States Patent and Trademark Office. However, we cannot assure you that we will be able to secure adequate protection for our trade name. Our actions may be inadequate to protect our trade name or to prevent others from claiming violations of their trade names. We also own the Internet domain names www.winningedge.com, www.globalsportsedge.com, and www.gsportsedge.com. Government agencies and their designees generally regulate the acquisition and maintenance of domain names. Governing bodies may establish additional top-level domains, appoint additional domain registrars or modify the requirements for holding domain names. As a result we may be unable to acquire or maintain relevant domain names in all countries in which we do business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe on or otherwise decrease the value of our trademarks and Internet domain names. Our failure to protect our trade names or our Internet domain names could impair our ability to conduct our business operations, or may result in costly litigation and the expenditure of significant financial and managerial resources and injunctions preventing us from providing services. Such claims could severely harm our financial condition and ability to compete.

SYSTEM FAILURES, DELAYS AND CAPACITY CONSTRAINTS MAY DAMAGE OUR CUSTOMER RELATIONS OR INHIBIT OUR POSSIBLE GROWTH.

     Our success and our ability to provide high quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications systems, which must be able to accommodate significant numbers of users and advertisers. We may experience periodic systems interruptions and down time caused by traffic to our website and technical difficulties, which could result in a loss of potential or existing users and advertisers and may adversely affect our results of operations. Limitations of our technology infrastructure may prevent us from maximizing our business opportunities and inhibit our possible growth.

THE TRADING PRICE OF OUR COMMON STOCK MAY DECREASE DUE TO FACTORS BEYOND OUR CONTROL.

     The trading price of our common stock is subject to significant fluctuations in response to numerous factors, including:

     *  quarterly variations in anticipated or actual results of operations;

     * new services, products or strategic developments by us or our competitors;

     * increased expenses, whether related to sales and marketing or administration; and

     *  comments about us or our markets posted on the Internet.

     Moreover, the stock market from time to time has experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices of equity securities for emerging growth companies and certain industry groups such as Internet-related companies and are often unrelated to the operating performance of the companies. These broad market fluctuations may adversely affect the market price of our common stock. If our shareholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a price we deem appropriate.

THE LIMITED PUBLIC MARKET FOR OUR COMMON STOCK MAY REDUCE OUR SHAREHOLDERS' ABILITY TO SELL OUR COMMON STOCK, AND INCREASE THE VOLATILITY OF OUR STOCK PRICE.

     Our common stock currently is traded on the OTC Bulletin Board, which is generally considered to be a less efficient market than national exchanges or trading systems, and trading volume has been low. Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, difficulties in obtaining price quotations, reduction in security analysts' and media coverage of us and our business, if any, and lower prices for our securities than might otherwise be attained. This circumstance could have an adverse effect on the ability of an investor to sell any shares of our common stock as well as on the selling price for such shares. In addition, the market price of our common stock may be significantly affected by various additional factors, including, but not limited to, our business performance, industry dynamics or changes in general economic conditions.

WE HAVE NOT PAID CASH DIVIDENDS AND IT IS UNLIKELY THAT WE WILL PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

     We plan to use all of our earnings, to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. You should not expect to receive cash dividends on our common stock.

DELAWARE LAW AND OUR CORPORATE CHARTER AND BYLAWS CONTAIN ANTI-TAKEOVER PROVISIONS THAT COULD DELAY OR DISCOURAGE TAKEOVER ATTEMPTS THAT STOCKHOLDERS MAY CONSIDER FAVORABLE.

     Our certificate of incorporation, our bylaws and Delaware law contain provisions that may inhibit changes in our control that are not approved by our board of directors. These provisions may have the effect of delaying, deferring or preventing a change in our control despite possible benefits to our stockholders, may discourage bids at a premium over the market price of our common stock and may adversely affect the market price of our common stock and the voting and other rights of our stockholders.

APPLICABILITY OF "PENNY STOCK RULES" TO BROKER-DEALER SALES OF OUR COMMON STOCK COULD HAVE A NEGATIVE EFFECT ON THE LIQUIDITY AND MARKET PRICE OF OUR COMMON STOCK.

     Our common stock is subject to the "penny stock rules" adopted pursuant to Rule 15g-9 of the Securities and Exchange Act of 1934, as amended, which apply to non-Nasdaq companies whose common stock trades at less than $5.00 per share or which have a tangible net worth of less than $5,000,000 - or $2,000,000 if we have been operating for three or more years. The penny stock rules impose additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the penny stock rules affect the ability of broker-dealers to sell shares of our common stock and may affect the ability of shareholders to sell their shares in the secondary market, as compliance with such rules may delay and/or preclude certain trading transactions. The penny stock rules could have an adverse effect on the liquidity and/or market price of our common stock.

                               USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling shareholders. However, if the selling shareholders exercise their warrants or options we will receive the proceeds from the exercise. If we do generate any proceeds, we intend to use the proceeds as general working capital to fund our operations.

     Following is a table showing the breakdown of the proceeds we would receive from the exercise of the warrants and options:

                            Number of
                             Shares                          Proceeds if
                          to be issued    Expiration Date     Exercised
                          ------------    ---------------    -----------
Warrants exercisable
at $.13                     2,010,000      August 2005        $261,300

Warrants exercisable
at $.15                     1,283,000      September 2008     $192,450

Warrants exercisable
at $.25                       150,000      April 2011         $ 37,500

Options exercisable         1,500,000      July 2006          $750,000
at $.50

Warrants exercisable
at $.50                       450,000      December 2007      $225,000

Warrants exercisable
at $.88                       125,000      June 2007          $110,000

Warrants exercisable
at $1.04                       75,000      June 2007          $ 78,000

Warrants exercisable
at $1.20                       50,000      June 2007          $ 60,000

       PRICE RANGE OF COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock has traded on the OTC Bulletin Board under the symbol "GWNI" since September 6,2002. From September 7, 2001 to September 5, 2002, our common stock traded on the OTC Bulletin Board under the symbol "GWIN." From August 28, 2001 to September 6, 2001, our common stock traded on the OTC Bulletin Board under the symbol "GSPE" and prior to August 28, 2001 our common stock traded on the OTC Bulletin Board under the symbol "IMSO." The following table shows the high and low bid prices of our common stock for the periods indicated as reported by the OTC Bulletin Board.

     The table below sets forth for the periods indicated the high and low bid prices per share of our Common Stock, as reported by the Over the Counter Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.


                                               HIGH     LOW

     Fiscal Year ended December 31, 2001
       First Quarter .....................   $    .08    .06
       Second Quarter ....................   $    .27    .05
       Third Quarter .....................   $   1.60   1.00
       Fourth Quarter ....................   $   1.03    .51


     Seven months ended July 31, 2002      $
       First Quarter .....................   $    .86    .60
       Second Quarter ....................   $    .90    .47
       Month of July .,...................   $    .74    .42

     Fiscal Year ended July 31, 2003
       First Quarter .....................   $    .54    .29
       Second Quarter ....................   $    .45    .16
       Third Quarter .....................   $    .40    .13
       Fourth Quarter ....................   $    .41    .21

     Fiscal Year ending July 31, 2004
       First Quarter .....................   $    .37    .22
       Second Quarter ....................   $    .28    .10
       Third Quarter .....................   $    .33    .12


STOCKHOLDERS

     We consider our common stock to be thinly traded and any reported sale prices may not be a true market-based valuation of our common stock. On May
4, 2004, the closing price of our common stock, as reported on the Over-the-Counter Bulletin Board, was $.17. There were approximately 575 holders of record of our common stock.

DIVIDENDS

     We have not paid any cash dividends since our inception and do not contemplate paying dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for the operation of our business.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

     This prospectus includes "forward-looking" statements, which reflect our current views with respect to possible future events and financial performance. They are subject to certain risks and uncertainties, including specifically the absence of significant revenues, limited financial resources, a history of losses, significant competition, trading risks of low-priced stocks and those other risks and uncertainties discussed in this prospectus that could cause our actual results to differ materially from our historical results or those we hope to achieve. In this prospectus, the words "anticipate," "believe," "expects," "intends," "future" and similar expressions identify certain forward-looking statements. You are cautioned to consider the specific risk factors described in "Risk Factors" and elsewhere in this prospectus and not to place undue reliance on the forward-looking statements contained in this prospectus. Except as required by law, we undertake no obligation to announce publicly revisions we make to these forward-looking statements to reflect the effect of events or circumstances that may arise after the date of this prospectus.

OVERVIEW

     We provide sports handicapping information and analysis to sports bettors through direct marketing channels such as television, radio, the internet and print media. The handicapping information that we currently provide includes commentary, analysis and selections from leading sports handicappers for professional and college football, professional and college basketball, and professional baseball.

     One of the attractive aspects of our business is that we generate revenues from two sources. The two primary sources are Services Revenues and Advertising Revenues.

     Service Revenues are generated by selling the handicapping advice and analysis of our professional handicappers. Service Revenues are generated from respondents to our various media promotions including the telephone numbers advertised on our weekly 30-minute television infomercial program called "Wayne Allyn Root's WinningEDGE," which, during the 2003 football season aired nationally on Fox Sports Network owned television stations and other selected stations and cable networks including Comcast Mid-Atlantic and Comcast Philadelphia. We also produced an hour long radio program called The WinningEDGE that aired on selected radio stations nationwide as well as on our flagship station, XTRA in Southern California.

     In addition to The WinningEDGE television and radio programs we also advertise our services on radio in various markets and in selected print media including the week-end edition of USA Today. During the football season we will receive phone calls weekly in response to our offers. These calls are returned by our team of sports account representatives in our office in Las Vegas. The account representative offers the caller a variety of handicapping packages for the services of our handicappers. Our handicapping services are also offered and sold on our Web site, www.WinningEDGE.com. The Web site provides free live odds, scores, schedules, injury and weather reports and free picks from our professional handicappers, as well as the opportunity for visitors to purchase a broad selection of picks and services offered through the site.

     The second major source of revenues for us is advertising revenues. Advertising revenues are revenues generated from payments made to us from third party advertisers on our various television, radio, print, and Internet properties. They also include revenues generated from the rental of our databases to noncompetitive advertisers.

     We have built a telemarketing/direct mail database of potential clients who have called for our services, and an e-mail database of email addresses. We consider these unrecorded intangible assets to be extremely valuable both as a continuing lead source for our handicapping services and as an additional source of revenue. This database and the loyal viewing and listening audience that we have built for our television, radio, print, and Internet properties has enabled us to attract a number of paid advertisers for these various media. We believe that going ahead, we are well positioned to continue to grow both services and advertising revenues.

COMPARISON OF SIX MONTHS ENDED JANUARY 31, 2004 TO THE SIX MONTHS ENDED JANUARY 31, 2003

     REVENUES. Total revenues for the six months ended January 31, 2004 increased 6%, from $4,470,117 to $4,766,397 for the comparable period in 2003. Revenues from advertising increased from $133,334 for the six months ended January 31, 2003 to $577,076 for the same period in 2004, an increase of 436%. This increase in advertising revenues is a result of the Company's creation and continued expansion of its television and radio shows, website, and database that deliver a highly desirable, upscale male demographic for advertisers. Net revenues from sports handicapping services (after charge-backs and deferred revenue adjustments) decreased from $4,336,783 for the months ended January 31, 2003 to $4,189,321 for the same period in 2004, a decrease of 0.04%. This decrease is attributable to the Company's strategic decision to place an increased focus on profitability rather than growth by reducing its media expenditures during the period. Also, in late November the Company was the victim of a security breach with an outside computer hacker gaining access to our proprietary customer and lead database and clandestinely selling it to a number of our competitors. We believe that the extent of the loss in reduced revenues and increased chargebacks is substantial. It is still being quantified. We have notified and are working closely with the proper authorities and have filed insurance claims.

     OPERATING COSTS AND EXPENSES. Total operating costs and expenses, excluding non-recurring items were $5,044,109 for the six months ended January 31, 2004 versus $6,369,147 for the same period in 2003, a decrease of 20%. These savings were across the board, with key components as follows:
Advertising Expenses, including production costs, decreased from $2,202,707 for the six months ended January 31, 2003 to $1,579,199 for the same period in 2004. These reduced media expenditures are a direct result of the decision to reduce the Company's emphasis on growth in favor of an increased emphasis on near-term profitability. The majority of our advertising expense is incurred from September to December, during the football season and the early part of the basketball season.

     Other substantial cost savings were realized by restructuring the commission schedule for sales personnel, decreasing Commission Expense from $1,587,015 for the six months ended January 31, 2003 to $1,415,140 for the same period in 2004, a decrease of 11%, and by decreasing Salaries and Wages from $722,846 for the six months ended January 31, 2003 to $628,903 for the same period in 2004, a decrease of 12%. This savings was accomplished by operating with a slightly reduced staff and replacing selected staff with lower paid employees. Professional Fees also decreased from $350,768 for the six months ended January 31, 2003 to $137,047 for the same period in 2004, a 60% reduction. The Company does not have any ongoing litigation and expenses are in line with stabilized costs involving a publicly traded company.

     Finally, General and Administrative Expenses decreased from $917,232 for the six months ended January 31, 2003 to $814,738 for the same period in 2004, a decrease of 11%. The Company's general operating expenses have stabilized and several contracts were renegotiated for better pricing. This includes telephone charges and credit card fees on sales revenue. These two major expenses vary directly with sales activity and are consistent with revenues.

     OPERATING RESULTS. The Company showed substantial progress in improving Operating Results. For the six months ended January 31, 2004 the Company's operating loss decreased to $277,712 compared to $1,899,030 for the same period in 2003. As described above, his improvement was due to reducing operating costs by $1,325,038 and increasing advertising revenue by over $400,000. The Company has also made improvements on the balance sheet, by paying off and converting debt thereby decreasing liabilities by over $3,334,000.

     COMPARISON OF THE YEAR ENDED JULY 31, 2003 TO THE SEVEN MONTH PERIOD ENDED JULY 31, 2002 AND YEAR ENDED DECEMBER 31, 2001

     Our business is highly seasonal and the seven months ended July 31, 2002 exclude virtually all of the college and professional football season. This has historically been the period in which a substantial part of annual revenues are generated. Therefore, comparisons of twelve month periods to the seven months ended July 31, 2002, may not be effective.

     Our net loss for the year ended July 31, 2003, the seven month period ended July 31, 2002 and the year ended December 31, 2001 were $7,141,561, $2,075,443 and $5,527,352, respectively. The net loss used in loss per share calculation in 2003 and 2001 were further increased by an imputed non-cash dividend on our Series C Preferred Shares of $1,798,571 in 2003 and $1,092,000 in 2001. The net loss used in the per share calculations for the year ended July 31, 2003, the seven month period ended July 31, 2002 and the year ended December 31, 2001 were $8,940,132, $2,075,443 and $6,619,352, respectively.

     Revenue from sales of sports handicapping information and analysis for the year ended July 31, 2003, the seven month period ended July 31, 2002 and the year ended December 31, 2001 were $$5,720,582, $2,765,233 and $3,083,314 respectively. Revenue from advertising agreements for these same periods was $206,334, $261,998 and $157,168, respectively. This increase in revenue is a result of the continued effective marketing efforts and repeat business.

     Handicappers' fees for the year ended July 1, 2003, the seven month period ended July 31, 2002 and the year ended December 31, 2001 were $654,425, $264,257 and $424,002, respectively. These changes are in line with the changes in revenue from sales of sports handicapping information.

     Advertising expenses for the year ended July 31, 2003, the seven month period ended July 31, 2002 and the year ended December 31, 2001 were $2,342,432, $194,755 and $2,160,245, respectively. The seven months ended July 31, 2002 were very low because the bulk of our advertising comes during the football season (September to December). The 2003 year is only slightly higher than the 2001 year, even though revenues are up significantly, because we are becoming more effective in our use of advertising.

     Professional fees for the year ended July 31, 2003, the seven month period ended July 31, 2002 and the year ended December 31, 2001 were $532,354, $868,148 and $556,201, respectively. These fees were especially high in the seven month period ended July 31, 2002 because of fees paid in connection with efforts to raise investment capital and the process of settling all of the ongoing litigation.

     General and administrative expenses for the year ended July 31, 2003, the seven month period ended July 31, 2002 and the year ended December 31, 2001 were $1,624,464, $864,629 and $1,238,880, respectively. These increases are as a result of the growth of our revenues offset by cost containment efforts undertaken in the 4th quarter of the 2003 fiscal year.

     The non-recurring charge of $40,000 for the year ended July 31, 2003, $608,525 for the seven month period ended July 31, 2002 and $866,453 for the year ended December 31, 2001 represent costs associated with a contemplated merger transaction. This transaction was rescinded and agreement was reached for payments of $90,000 and issuance of shares and warrants in exchange for mutual releases from further claims in connection with this transaction. We provided approximately $1,153,000 for the costs of these settlements.

     The operating loss for the year ended July 31, 2003, the seven month period ended July 31, 2002 and the year ended December 31, 2001 were $2,501,866, $1,371,117 and $4,637,370, respectively. The net operating loss declined from $4,637,370 in the year ended December 31, 2001 to $1,371,117 for the seven months ended July 31, 2002, primarily because the revenues on a monthly basis grew approximately 60% and there was a significant decrease in advertising expense and a lesser decrease in compensation and general and administrative expense. The net operating loss increased from $1,371,117 for the seven months ended July 31, 2002 to $2,501,866 for the year ended July 31, 2003. Even though the revenue continue to grow on a monthly basis, there were significant increases in advertising expense, compensation expense and general and administrative expense. In order to reduce the operating loss in the current fiscal year, management is attempting to increase its advertising revenue and to bring its advertising expense and compensation expense more in line with its revenue from handicapping fees.

SEASONALITY

     Our business is highly seasonal. Because football and basketball are the most popular sports for wagering, the demand for the handicapping analysis for these sports is substantially higher than for any other sporting events. As a result, approximately 80% of our sales occur in the first and second quarters of the fiscal year. Because of these factors, our quarterly operating results are difficult to predict and are likely to vary in the future. We have traditionally experienced lower net sales in the third and fourth quarters of the fiscal year. and higher net sales in the first and second quarters of the fiscal year. We expect this seasonality to continue for the foreseeable future. If we are ultimately successful in pursuing our strategy to expand our handicapping services to cover other sports that are popular internationally, such as soccer and cricket, we may reduce the seasonality of our business. However, there can be no assurance that future seasonal fluctuations will not adversely affect the business or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

     Our working capital deficit as of January 31, 2004, was $1,923,804 as compared to a deficit of $3,240,157 as of July 31, 2003. Of the January 31, 2004 amount, approximately $420,500 represents revenues from sales which will not be recognized until after January 31, 2004. During the six months ended January 31, 2004, we raised approximately $427,800 from accredited investors.

     In order to reduce our working capital deficit and to finance our continuing operations, management is in the process of or intends in the future to take the following actions. We will be able to generate sufficient cash to support our operations during the twelve month period following the date of the financial statements by raising additional financing by continuing to sell shares of our common stock in a private offering to accredited investors through the offshore investment banker which has raised capital for us in the past and we may attempt to use other investment bankers to sell our common stock. Secondly, during the period October through January 2004,

Newmarket Investments converted a total of approximately $1,200,000 of its convertible debenture into common stock, and Newmarket agreed to restructure the remaining short-term debt (including interest) of approximately $226,000 such that we have now agreed to pay this debt off over eighteen months at the rate of $13,000 per month beginning January 30, 2004. We also intend to increase our advertising revenue by selling additional sponsorship and advertising opportunities, and we intend to expand our business to cover additional sports and services and new geographic markets.

SUMMARY OF CASH FLOWS FOR THE SIX MONTHS ENDED JANUARY 31, 2004

     GWIN's cash decreased approximately $386,000 during the six months ended January 31, 2004, to approximately $34,000 on January 31, 2004. The decrease was a result of the operating loss of $601,343 which was offset in part by the $427,793 in proceeds from the issuance of equity in order to fund advertising costs and to expand operations.

OPERATING ACTIVITIES

     Net cash used in operating activities decreased from $1,021,709 in the six months ended January 31, 2003 to $562,975 in the six months ended January 31, 2004. Operating income was negatively impacted in the six months ended January 31, 2004 by compensation and advertising costs.

INVESTING ACTIVITIES

     Net cash used in investing activities increased from $22,488 during the six months ended January 31, 2003 to $43,447 during the six months ended January 31, 2004, due to the purchase of computer equipment essentially to enhance operational efficiency.

FINANCING ACTIVITIES

     Net cash provided by financing activities decreased from $841,192 during the six months ended January 31, 2003 to $220,078 during the six months ended January 31, 2004. Included in the amount for the six months ended January 31, 2004, $427,793 was received from the sale of common stock.

CRITICAL ACCOUNTING POLICIES

     In preparing our financial statements, we make estimates, assumptions and judgments that can have a significant effect on our revenues and net income or net loss, as well as on the value of certain assets on our balance sheet. We believe that there are several accounting policies that are important to an understanding of our historical and future performance as these policies affect the reported amounts of revenues, expenses, and significant estimates and judgments applied by management. While there are a number of accounting policies, methods and estimates affecting our financial statements, two areas of particular significance are identified. One of theses areas is the deferral estimate applied to revenues and the other area is the pricing of options and warrants issued by GWIN. In addition, please refer to Note 2 to the accompanying consolidated financial statements for further discussion of our accounting policies.

     REVENUE RECOGNITION

     Our service contracts with clients vary substantially in length from a single sporting event to entire seasons. We recognize the revenue from service contracts ratably, as the services are rendered in proportion to the total services to be provided under the contracts. It is important to note that while revenue from service contracts is deferred and recognized as the service is delivered, the bulk of the costs associated with generating that revenue including advertising, commissions, and handicapping fees are expensed in the quarter that the service contract is generated.

     STOCK OPTIONS AND EQUITY INSTRUMENTS

     We have issued substantial amounts of warrants and options to purchase common stock in connection with financing activities and as payment for services and other items. We record the cost attributable to those issuances on the basis of the Black-Scholes option valuation model. The use of this model requires some highly subjective assumptions including expected stock price volatility.

                                   BUSINESS

OVERVIEW

     GWIN, Inc is headquartered in Las Vegas, Nevada. We provide sports handicapping analysis and advice to sports bettors worldwide through our wholly-owned subsidiary, Global SportsEDGE, Inc. Global SportsEDGE provides professional handicapping advice on professional and college football, professional and college basketball, and professional major-league baseball via television, radio and the internet.

     We generate revenue in two ways: through the sale of our services and through the sale of advertising. Service revenues are generated by selling the handicapping advice of our professional handicappers and advertising revenues are generated from payments we received from advertisers on our various television, radio, print and internet properties. Advertising revenues also include revenues from the rental of our databases to noncompetitive advertisers.

CORPORATE HISTORY

     We were originally incorporated in Nevada in 1986. We reincorporated in Massachusetts in 1987 and reincorporated in Delaware under the name of IMSCO Technologies, Inc. in 1996. From July 1992 to August 1999, we were engaged in the research and development of electrostatic separation technologies. In late 1999, we ceased our operations and shifted our focus toward the strategic acquisition of an operating business. To that end, in July 2001, we acquired our sports handicapping business, which we operate through our wholly-owned subsidiary, Global SportsEDGE, Inc., a Delaware corporation. In August 2001, we changed our name to Global Sports & Entertainment, Inc. and on August 22, 2003, we changed our name to GWIN, Inc.

     Effective August 22, 2002, we changed our name to GWIN, Inc. in order to avoid both consumer confusion and potential and actual litigation with another Delaware company with a similar name, Global Sports, Inc. The Board of Directors approved a change in our Fiscal Year from a calendar year to one beginning August 1 and ending July 31. That change was effective July 31, 2002.

THE GAMING AND SPORTS HANDICAPPING MARKET

     Our services are intended to assist fans of the games and teams we cover in analyzing the prospects for their favored teams throughout the season, and for sports bettors who wish to use our analysis in determining their wagers on specific teams and/or games. We believe that our handicappers have superior experience, knowledge and/or skill and purchasing our handicappers' analysis and advice allows our customers to increase their odds of winning.

     We believe that there is a market for our sports handicapping information and analysis wherever there is a market for sports wagering and that the size of the market for our sports handicapping information and analysis is directly related to the market for sports wagering. In the United States, wagering on sporting events, other than pari-mutuel betting, is currently legal only in the State of Nevada. According to a 1999 report by the National Gambling Impact Study Commission, sports wagering reached $2.3 billion in Nevada's sports books in 1998. Estimates of the scope of other sports betting in the United States range from $80 billion to $380 billion annually. We believe that the proliferation of cable and satellite television, which has increased the viewing access to sporting events worldwide, has also increased viewers' interest in sports betting.

OUR BUSINESS MODEL

     Our business model is centered around the handicappers featured on our television show "Wayne Allyn Root's Winning EDGE" ("WinningEDGE"). The show is anchored by Mr. Wayne Allyn Root, our Chairman and Chief Executive Officer. Mr. Root has been employed in the handicapping industry for the past 15 years. Prior to founding Global SportsEDGE, Inc., our subsidiary, Mr. Root was a leading revenue generator for National Sports Service, a competitor of ours and an industry leader for the past 25 years. Joining Mr. Root on the show are his hand selected experts in the sports handicapping field, including Mr. Alec McMordie who has won 30 national handicapping championships over the past nine years, Mr. Larry Ness, also a handicapping champion, Mr. Randy White, a former NFL player and a member of the NFL Hall of Fame, and Mr. Chet Coppeck, an Emmy winning sports talk show host and sports handicapper. The celebrity of our handicappers allows us to attract highly qualified account representatives. These account representatives are then able to convert incoming telephone leads into completed sales, as described further below.

MARKETING AND SALES

     The primary way in which we generate revenue is from the direct sale of our handicapping advice. Interest in our service is derived primarily from three different sources in addition to word-of-mouth and repeat customers: television, radio, and the Internet. Our primary promotional vehicle is the WinningEDGE program. This lively, 30-minute, professionally produced television infomercial is broadcast nationally on Saturday mornings throughout the football season, generally September through December. During the fall of 2003, "Wayne Allyn Root's WinningEDGE" aired on all Fox Sports Network-owned stations nationwide as well as on Comcast Sports Net Mid-Atlantic, Comcast Sports Net Philadelphia, Empire Sports, WCIU Chicago, and Fox World, reaching approximately 60,000,000 households. The show stars and is hosted by Mr. Root and showcases our team of professional handicappers. In addition to the television show we also produce a radio show by the same name, "Wayne Allyn Root's WinningEDGE." The hour long radio show is also hosted by Mr. Root and stars most of the same cast of handicappers as the television show. The show airs on a number of radio stations in local markets including what we consider to be our flagship stations: XTRA in Los Angeles and San Diego, ESPN radio in Las Vegas, and ESPN radio in Los Angeles. Like the television show, the radio program provides analysis of upcoming games and promotes the various handicappers services.

     We also sell our handicapping analysis, or "picks," on our website www.WinningEDGE.com, and develop customer interest through other radio and print advertisements. Our primary service is the handicapping analysis and advice of our professional handicappers. This may be sold as one pick from one handicapper for one game, or a series of picks for a series of games played in one sport, a series of events in one season, a series of different events for different sports during a season, or a series of picks from different handicappers for one or many games in one or many sports. The cost varies based on the event, the sport, the number of picks and the handicapper.

     Once a potential customer has decided to purchase our picks, the customer calls a toll-free number listed on our website or displayed on our programs or in our advertising. Unique telephone numbers are assigned to each of our handicappers and to each advertising source, to assist us with identifying which promotional sources generate the highest revenue. An experienced account representative receives the call, and offers the customer various picks, which the customer can purchase individually or in packages, such as a series of games, sports, or an entire season. Our representatives encourage package sales, which generate higher revenues. Once the customer has selected the individual pick or package, the customer pays us for the services via credit card, check, or cash. Most sales are completed using a credit card. Upon verified receipt of payment the customer then receives the selected pick(s) or package(s).

     During the football and basketball seasons, which combined, extend from September to March, we maintain a staff of approximately 40 experienced sales representatives at our telemarketing center located in Las Vegas, Nevada. During the football season, our weekly television and radio infomercials generate significant consumer interest in our handicapping information, and a large portion of our revenues is generated by inbound calls that our account representatives convert into sales. Each unique inbound call, whether or not converted to an immediate sale, is added to our database of potential customers. Outside of football season, when we do not air regular weekly television infomercials, our account representatives rely more heavily on contacts within our caller database to sell handicapping information for other sporting events, such as professional and college basketball and major league baseball.

     Our account representatives have a comprehensive knowledge of sports and the business of sports betting, although they themselves do not conduct any of the handicapping analysis. We train our sales representatives thoroughly and randomly monitor calls for quality assurance. We believe that our sales force is among the most experienced and professional in our industry. The customer can chose to receive the picks via a telephone recorded message with the use of a pin number, via email or directly from his account representative. Our account representatives, also referred to as sales representatives, are compensated on a commission basis, with total commissions averaging approximately 25% of our gross sales. In addition, sales managers may also receive a small percentage (1-2%) of gross sales achieved by their sales representatives in excess of predetermined sales targets. We sell the analysis and picks of our professional handicappers in a variety of packages and at various prices. Our prices vary by handicapper and by the packages and picks offered by each handicapper, with higher prices for the picks considered by our handicappers to have better odds of beating the spread for a particular game.

     Customers may also purchase picks directly from our website, without interaction with account representatives. Visitors to this site can purchase both unique packages of picks offered only on our website as well as many of the picks of our sports handicappers in the same packages and for the same prices as if they had called our sales office.

     In the fall of 2003, we started producing and airing a weekly pay-per-view expanded version of the Winning EDGE television program called "Wayne Allyn Root's UltimateEDGE" that aired nationwide on the iNDemand and TVN pay-per-view network.

OUR STRATEGY

     Our goal is to become the leading provider of sports handicapping information and advice in the United States and the world. Our strategy includes the following key elements:

     EXPAND OUR BUSINESS TO COVER ADDITIONAL SPORTS AND SERVICES AND NEW GEOGRAPHIC MARKETS. We currently provide handicapping analysis and advice primarily for football, basketball and baseball in the United States. We have also begun to cover minor U.S. betting sports such as NASCAR and golf. Our overall goal is to form strategic alliances to expand our services globally to cover soccer, cricket, rugby and other heavily wagered sports in Europe and Asia, where wagering on sporting events is widespread.

     ESTABLISH A GLOBAL BRAND NAME. We plan to vigorously promote our handicappers and the WinningEDGE brand name and related website. In the Fall of 2003, we started producing and airing a weekly pay per view expanded version of Winning EDGE television program called "Wayne Allyn Root's UltimateEDGE," that aired nationwide on the iNDemand and TVN. We believe that by hiring only the most insightful handicappers in each field that we enter, and paying close attention to customer service, we can continue to grow a satisfied and loyal customer base and establish our brands as the leading handicapping services in the world.

     BUILD STRATEGIC ALLIANCES WITH KEY BUSINESS PARTNERS. We intend to continue developing strategic relationships with leading sports information and sports wagering providers and pay per view cable and satellite providers. We believe that we can enhance our brand recognition through advertising and co-marketing arrangements with leading television, radio and Internet sports information and entertainment providers.

     EXPAND ADVERTISING SALES. In addition to the sale of handicapping analysis and advice, we also generate revenues by the sale of advertising exposure on all of our media properties: television, radio, and the Internet. We intend to continue to increase these revenues by developing additional media properties for which we can sell additional sponsorship and advertising opportunities. Our advertising revenue has grown significantly during the current year.

COMPETITION

     We face competition from numerous operations that sell sports handicapping information through television infomercials, print media, direct mail, the Internet, and telemarketing. While we believe that we feature the leading handicappers in the country, some of our competitors have longer operating histories, significantly greater financial and marketing resources, greater name recognition and larger user and membership bases.

     Our industry is characterized by a large number of privately held, small companies and sole proprietorships, and information regarding capitalization, revenues and market share of these companies is not available. We are unaware of any independent reporting service which may supply information of this nature regarding businesses operating in our industry. We believe that our principal competitor is National Sports Service, Inc., which has a business model very similar to ours and airs the Proline sports handicapping program on the USA Network. National Sports Service has been well known in the industry for the past 25 years. Other major competitors include vegasinsider.com, a well-known provider of sports gaming information, and formerly a subsidiary of Sportsline.com, which is a leading online sports information site.

     Our primary method of competing with these businesses is employing handicappers who are well-known and have an established reputation and success rate, as well as the promotion of our brand name and services and the successful use of our proprietary database of actual and potential customers.

INTELLECTUAL PROPERTY

     We regard the professional reputations of our expert handicappers, and the methodologies they employ, as important to our ability to maintain and grow our business. We generally enter into sports personality agreements with our handicappers to obtain rights to use their name, likeness and services in connection with our business. The enforceability of these agreements may be limited in some jurisdictions and, without additional employment agreements, we cannot prevent our handicappers from terminating their relationships with us.

     We own the registered trademark "The WinningEdge." We also own the Internet domain name www.WinningEDGE.com www.TheWinningedge.com as well as over a dozen other domain names that are pertinent to our business and industry. We believe that our trade names and other proprietary rights are important to our brand-building efforts and our marketing concept. However, we may not be able to enforce our intellectual property rights, which may cause us to pay significant costs due to litigation, and, if unsuccessful, may result in a reduction in our ability to remain competitive in our industry.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     Gaming activities are subject to extensive statutory and regulatory control by both state and federal authorities, and are likely to be significantly affected by any changes in the political climate and economic or regulatory policies. We do not engage in gaming and do not accept or place wagers. The marketing and sale of our handicapping information and analysis is not currently subject to direct government control, other than regulations applicable to businesses generally. However, we believe that demand for our services is related to availability of legal gaming activities. Significant new restrictions on wagering on sporting events could have a negative impact on our sales of handicapping information.

     All 50 states currently have statutes or regulations restricting or prohibiting gaming activities. In most states it is illegal for anyone either to accept or make a wager, although there are exceptions that vary by state, such as exceptions for pari-mutuel betting in many states. The Federal Interstate Wire Act contains provisions that make it a crime for anyone in the business of gaming to use an interstate or international telephone line to transmit information assisting in the placing of wagers, unless the wagering is legal in the jurisdictions from which and into which the transmission is made. Other federal laws also impact gaming activities and further legislation is being considered in Congress and individual states. However, none of these regulations currently affects or applies directly to our business and operations, and we are not aware of any legislation which applies directly to our business becoming effective in the immediate future.

EMPLOYEES

     We have 16 full-time employees (including one of our four handicappers) and four part-time employees. Three of our handicappers are under sports personality agreements, each of which is automatically renewable annually.
The fourth, Mr. Root, is a full-time employee and serves as the Chief Executive Officer of GWIN. Mr. Root has entered into an employment agreement with GWIN, which expires August 31, 2005. We have also entered into an employment agreement with Douglas R. Miller, President which expires December 31, 2004. In addition, we have approximately 40 commission-based telemarketing sales representatives in our Las Vegas sales office during the peak football and basketball seasons. Our employees are not represented by any collective bargaining agreement and we have never had a work stoppage. We believe our employee relations are good.

FACILITIES

     We currently lease approximately 7,536 square feet of office space for our corporate headquarters and sales office in Las Vegas, Nevada, under a lease that expires on January 22, 2007, with an option to extend the term of the lease for an additional three years. Our lease for our Las Vegas facility requires monthly base rental payments of $9,520.

LEGAL PROCEEDINGS

     There is no pending material legal proceedings, and we are not aware of any threatened legal proceedings to which we may become a party.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Directors and Officers of GWIN, Inc. are as follows:

       Name               Age           Positions and Offices Held
       ----               ---           --------------------------

Wayne Allyn Root           42           Chairman, CEO and Director

Douglas R. Miller          58           President, COO and Director

Jeff Johnson               45           Chief Financial Officer

Roger Aspey-Kent           60           Director

Robert L. Seale            62           Director

Timothy Michael Whalley    54           Director

Roger L. Harrison          61           Director

     There is no family relationship between any of the Directors or the Executive Officers of GWIN.

     The following sets forth biographical information as to the business experience of each Officer and Director for at least the last five years.

     WAYNE ALLYN ROOT has served as our Chief Executive Officer and Chairman of our Board of Directors since our reorganization in July 2001. From 1999 to 2001, Mr. Root served as Chairman and Chief Executive Officer of our subsidiary, Global Sports Edge, Inc. From 1990 to 1999, Mr. Root served as a sports handicapper for National Sports Service. Mr. Root holds a B.A. from Columbia University.

     DOUGLAS R. MILLER has served as our President, Chief Operating Officer, Secretary and a director since our reorganization in July 2001. Mr. Miller has also served as our Chief Financial Officer from November 2001 to April 2003. From 1999 to 2001, Mr. Miller served as President of our subsidiary, Global Sports Edge, Inc. From 1998 to 1999, Mr. Miller was the Chief Financial Officer of Body Code International, an apparel manufacturer. Mr. Miller holds a B.A. degree in economics from the University of Nebraska, and an MBA degree from Stanford University.

     JEFF JOHNSON has served as Chief Financial Officer since May 2003. From 1995 to 2002, Mr. Johnson was the Chief Financial Officer for KNPR Radio. Mr. Johnson was the Chief Financial Officer for Display Ad for 3 years and prior to that Mr. Johnson was with the national public accounting firms of Laventhal & Horwath and Coopers and Lybrand. Mr. Johnson does not hold a directorship in any public company.

     ROGER ASPEY-KENT has been a member of the Board of Directors since January 1, 2004. He is currently an executive director of a property development company based in Cyprus and also a non-executive director of a technology systems company based in London. He is an executive partner of Falcon Capital which is in the venture capital business operating in various locations throughout Europe. From 1985 until 1990 he worked in general management of Credit Commercial de France, in London. From 1980 until 1985 he worked as a senior associate director of Societe Generale, Merchant Banking. While at Societe Generale he served as senior corporate finance advisor for equity strategy and he was responsible for corporate syndications in London and Southeast Asia and for aerospace business development in Asia. From 1963 until 1967 he worked as a corporate finance executive at Lazard Brothers & Co. Ltd in London where he was responsible for corporate finance activity in developing markets. Mr. Aspey-Kent currently serves as a director of EIG Technology Ltd and Marrakesh Properties Ltd.

     ROBERT L. SEALE has been a member of the Board of Directors since January 1, 2004. Currently, Mr. Seale is a Principle with GIF Services, Inc., a Manager of Managers program managing the portfolios of state and local governments. From January 1999 until December 2002, Mr. Seale served as Managing Director of Gabelli Fixed Income, LLC where he was responsible for managing the $2.0 billion portfolio under management as a senior executive. From 1991 until 1999 he served as the Nevada State Treasurer where he was responsible for investing the State's $2.1 billion portfolio, managing the $28 billion cash flow, and debt issuance. From 1981 until 1990 he was the Managing Partner for Pangborn & Co. CPA's in Reno, Nevada. He graduated with a Bachelor of Science in Accountancy from California State Polytechnic University in 1964.

     TIMOTHY MICHAEL WHALLEY has been a member of the Board of Directors since January 1, 2004. Mr. Whalley has served as a director and independent consultant of Pierpont, Monroe & Co. in London since 2000. Pierpont, Monroe & Co is an international banking consultancy specializing in structured and trade finance related assignments for corporate and financial institution
clients.  From 1997 until 1999 he served as General Manager   Banking Division
of Standard Bank London where his responsibilities included Global Head of Trade Finance and being a member of the credit and country risk committees. From 1993 until 1998, Mr. Whalley served as a member of the Board of the African Export-Import Bank, Cairo. From 1995 until 1997 he served as Head of Trade Finance for the Sumitomo Bank Ltd. From 1978 through 1995 he held various positions with Standard Chartered Bank. During the last two years he served as General Manager, Trade and Project Finance. Mr. Whalley received a BA degree in International Relations from the University of Sussex in 1971.

     ROGER L. HARRISON has been a member of the Board of Directors since January 15, 2004. Since the early 1980's Mr. Harrison has been involved in creating, producing and directing films. Since 1999 he has been working on twenty-three projects, three of which are currently considered "hot": Cousins (Jerry Lee Lewis, Mickey Gilley, Jimmy Swaggart biopic); The Las Vegas Showgirls Meet the Furry Hamsters from Hell ( a Mel Brooks-type spoof); and a documentary on capitalism and the republic form of democracy called "The Perfect Incubator." He is also on the creative team for Sony's upcoming feature film Police Woman, starring Queen Latifah. Prior to his involvement with films, Mr. Harrison worked for approximately fourteen years in the securities industry as an account executive with seven years at Merrill Lynch, three years as Regional Manager with E.F. Hutton & Co., and four years with A.G. Edwards. His first film project was The Chosen which he produced during 1981-1983. The Chosen was the winner of the Christopher Award; best film and best actor (Rod Steiger) at the Montreal Film Festival; and the New York Film Critics, best screenplay and best director awards.

     Our Board of Directors held seven (7) meetings during the fiscal year ended July 31, 2003. Each Director attended at least 75% of the aggregate number of meetings held by the Board of Directors during the time each such Director was a member of the Board.

     Our executive officers hold office until the next annual meeting of directors. There are no known arrangements or understandings between any director or executive officer and any other person pursuant to which any of the above-named executive officers or directors was selected as an officer or director.

COMMITTEES

     We have two standing committees: the audit committee and the compensation committee.

AUDIT COMMITTEE

     Our current Audit Committee was formed during February 2004. It attends to and reports to our Board of Directors with respect to matters regarding our independent public accountants, including, without limitation: annual review of their charter; approving the firm to be engaged as our independent public accountants for the next fiscal year; reviewing with our independent public accountants the scope and results of their audit and any related management letter; consulting with our independent public accountants and our management with regard to our accounting methods and adequacy of our internal accounting controls; approving the professional services rendered by our independent public accountants; reviewing the independence, management consulting services and fees of our independent public accountants; inquiring about significant risks or exposures and methods to minimize such risk; ensuring effective use of audit resources; and preparing and supervising the Securities and Exchange Commission reporting requirements. Our Audit Committee currently consists of Robert L. Seale, Roger Aspey-Kent, and Timothy Michael Whalley.

COMPENSATION COMMITTEE

     Our Compensation Committee was formed during February 2004 to attend to and report to our Board of Directors with respect to the appropriate compensation of our directors and executive officers and is responsible for administering all of our employee benefit plans. The Compensation Committee currently consists of Robert L. Seale and Roger L. Harrison.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on a review of Forms 3 and 4 and amendments thereto furnished to us during our most recent fiscal year, and Forms 5 and amendments thereto furnished to us with respect to our most recent fiscal year and certain representations, no persons who were either a director, officer, or beneficial owner of more than 10% of our common stock, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding the executive compensation for our President during the fiscal year ended July 31, 2003, the seven months ended July 31, 2002, and the year ended December 31, 2001, and each other executive officer who had total annual salary and bonus in excess of $100,000 during such periods.

                           SUMMARY COMPENSATION TABLE

                                                               Long-Term Compensation
                                                            ---------------------------
                       Annual Compensation Awards Payouts     Awards          Payouts
                       ----------------------------------   ---------------------------
                                                                       Securi-
                                                                       ties
                                                            Re-        Under-           All
                                                            stricted   lying     LTIP   Other
                                                            Stock      Options/  Payout Compen-
Name and Principal Position    Year  Salary     Bonus       Awards     SARs(#)   ($)    sation
---------------------------    ----  ------     -----       --------   -------   -----  ------
Wayne Allyn Root; Chairman &   2003  $175,000  $350,000(1)  2,100,000    --        --      --
Chief Executive Officer        2002* $ 68,000  $163,262       --         --        --      --
                               2001  $165,000  $227,000       --         --        --      --


Douglas R. Miller; President   2003  $175,000        --       --         --        --      --
                               2002* $ 92,115        --       --         --        --      --
                               2001  $173,845        --       --         --        --      --

Hollis Barnhart; Vice          2003  $150,000  $123,929    300,000       --        --      --
President - Sales              2002* $ 87,500  $ 37,304       --         --        --      --
                               2001  $150,000  $ 71,167       --         --        --      --
________________

* Seven months ending July 31, 2002.

(1) Bonus Compensation for Mr. Root in 2003 includes  $161,250 earned but not paid from handicapping fees.

     The following table sets forth information concerning option exercises and option holdings for the year ended July 31, 2003 with respect to our Chief Executive Officer and each of our other executive officers listed above.

                 AGGREGATE OPTION EXERCISES IN FISCAL YEAR
                   ENDED JULY 31, 2003 AND OPTION VALUES
                           AS OF JULY 31, 2003

                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                     EXERCISE     EXPIRATION       OPTIONS AT JULY 31,2003           AT JULY 31, 2003
NAME                 PRICE        DATE           EXERCISABLE   UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
----                 --------     ----------     -----------   -------------    -----------  -------------
Douglas R. Miller      $1.41      May 2005         106,551              --             --            --

EMPLOYMENT AGREEMENTS

     On July 31, 2003, we entered into a two-year employment agreement with Wayne Allyn Root pursuant to which Mr. Root is serving as our Chief Executive Officer and Chairman of the Board of Directors. His compensation includes:
(a) a base salary of $175,000 per year for the first year and 10% of our operating income for the second year, provided that in no event will the base salary fall below $175,000 per year or exceed $250,000; (b) handicapping fees of 10% of Mr. Root's handicapping revenues received by us, not to exceed a maximum of $350,000 per year during the first year, and not to exceed the greater of $450,000 or 20% of our operating income for subsequent fiscal years; and (c) a performance bonus in the second year equal to 25% of the amount in our performance pool; (d) a restricted stock grant in the amount of 2,100,000 shares of our common stock where the stock vests at the rate of 700,000 shares per year with the first 700,000 shares vesting on July 31, 2003; (e) compensation in the event of a change in ownership or control of GWIN, either friendly or hostile, which includes a minimum annual base salary of $250,000, the handicapping fee of 12% versus the 10% described above, and the ceiling will be removed, and all unvested shares will immediately vest; and other employee benefits provided to senior executives. The agreement also includes an agreement to indemnify Mr. Root, non-compete provisions and provision regarding payments in the event of termination of Mr. Root's employment. As consideration for the issuance of the 2,100,000 restricted shares, Mr. Root surrendered all written options and warrants which were issued to him prior to July 31, 2003.

     On December 6, 1999, our predecessor entered into a five-year employment agreement with Douglas Miller pursuant to which Mr. Miller is serving as Chief
Operating Officer.   His compensation includes:  (a) a base salary which is
now $250,000 per year, although Mr. Miller has voluntarily elected to be paid $175,000 per year until certain debt obligations of the Company have been repaid; (b) a bonus within the discretion of the Board of Directors; (c) a car allowance of $600 per month; and other employee benefits provided to senior executives. If Mr. Miller is terminated without cause, he will be entitled to receive the base salary for the remainder of his term plus his base salary for an additional two years. In the event that Mr. Miller dies or becomes disabled during the term, we shall continue paying to his legal representative the base salary for another two years.

DIRECTOR COMPENSATION

     Commencing in February 2004, our non-employee directors receive $1,000 for each meeting of our Board of Directors they attend in person. These fees may be paid in cash or with restricted shares of common stock at the discretion of the Company. If they are paid with common stock they will be issued $1,500 worth of common stock for a meeting. These fees were paid in restricted common stock for the meeting held in February 2004. The directors also receive 10,000 shares annually for their service as directors. We also reimburse our directors for out-of-pocket expenses incurred to attend meetings of the board.

EQUITY INCENTIVE PLAN

     On June 14, 2002, the Board approved a resolution adopting and approving an Equity Incentive Plan (the "Plan"), reserving 3,000,000 shares of common stock for issuance under the Plan. On June 18, 2002, the consenting stockholders signed a consent, whereby they approved the adoption of the Plan. Under the Plan, options may be issued to directors, officers, key employees, consultants, agents, advisors, and independent contractors who are in a position to contribute materially to the prosperity of GWIN. The Plan provides for the issuance of both incentive stock options, or ISOs, and non-qualified stock options, or NQSOs. ISOs are issued to employees and NQSOs are generally issued to non-employees. The number of shares that are subject to ISOs is limited to the discretion of the Board.

     Our board administers the Plan but may delegate such administration to a committee, which shall consist of at least two members of the board. The board or the committee has the authority to determine the number of options to be granted, when the options may be exercised and the exercise price of the options, provided that the exercise price may never be less than the fair market value of the shares of the common stock on the date the option is granted, or 110% in the case of any employee who owns more than 10% of the combined voting power or value of all classes of stock. Options may be granted for terms not exceeding ten years from the date of the grant, except for options granted to persons holding in excess of 10% of the common stock, in which case the options may be granted for a term not to exceed five years from the date of the grant.

     The board believes that the Plan will provide greater flexibility in structuring compensation arrangements with management, consultants and employees, and will provide an equity incentive for those who are awarded shares under the Plan. The issuance of common stock as an award under the Plan may have a financially dilutive effect depending on the price paid for such shares, and an absolute dilutive effect due to the increase in issued and outstanding shares.

     During the fiscal year ended July 31, 2003, we issued 1,500,000 options under the Plan to Newmarket Investment PLC with an exercise price of $.50 per share, and we issued 310,000 options to employees with an exercise price of $0.27 per share.

                         EQUITY COMPENSATION PLAN INFORMATION

Plan category   Number of securities   Weighted Average     Number of securities
                to be issued upon ex-  exercise price of    remaining available
                exercise of outstand-  outstanding options  for future issuance ing options, warrants  warrants and rights
                and rights
--------------  ---------------------  -------------------  --------------------
Equity compen-
sation plans
approved by
securityholders         1,140,000                 $ 0.80              2,144,000
--------------------------------------------------------------------------------
Equity compen-
sation plans
not approved by
securityholders            -0-                      -0-                  -0-
--------------------------------------------------------------------------------
Total                   1,140,000                 $ 0.80              2,144,000


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In July 2001, we sold 64,000 units consisting of one share of Series C Convertible Preferred stock and one warrant exercisable at $1.00 for an additional share of Series C stock for a price of $1,500,000. The base conversion rate was adjusted in the quarter ended October 31, 2001. In the quarter ended October 31, 2002, there was an additional adjustment to the conversion rate resulting from anti-dilution provisions in the purchase agreement. In April 2003 all of the Series C Convertible Preferred stockholders converted their shares to 10,000,000 Common shares and they continue to hold warrants to purchase 1,910,000 shares of common stock at $1.00 per share. These warrants expire on July 10,2004. Approximately one-third of these shares were issued to Mr. Keating and affiliates of Mr. Keating. Mr. Keating was a director from August 1999 until October 8, 2003.

     In connection with the reorganization and sale of Series C preferred stock in July 2001, Keating Investments, LLC received a placement fee of $150,000 for services rendered in connection with the private placement of our Series C preferred stock. Timothy J. Keating, a Director from August 1999 until October 8, 2003, and our former President and Chief Executive Officer, is the Managing Member and President of Keating Investments, LLC. This fee represents 10% of the amount of gross proceeds from the placement.

     On September 4, 2001, we sold to Keating Partners, L.P., for an aggregate purchase price of $200,000, a total of 400,000 shares of our common stock, together with a warrant to purchase an additional 400,000 shares at an exercise price of $1.00 per share expiring on August 31, 2004. This transaction triggered the anti-dilution adjustment provisions of our Series C preferred stock, of which 36,694 shares were beneficially owned by Mr. Keating, resulting in an adjustment in the conversion rate for the Series C preferred stock from 31.25 to 46.875 shares of common stock for every one share of Series C preferred stock.

     In September 2001, we entered into a 4-year financial advisory agreement with Keating Investments, LLC. In consideration for the services to be rendered pursuant to this agreement, we issued Keating Investments, LLC a warrant to purchase 600,000 shares of our common stock at an exercise price of $0.10 per share, exercisable until September 10, 2006. In March 2003, we negotiated a settlement with Keating Investments pursuant to which we issued 218,916 shares of common stock in exchange for the outstanding warrants and consulting services which has been performed for GWIN.

     In November 2001, we borrowed money from and entered into note payable agreements with Mr. Root, an officer and director, and Mr. Keating, a former director, for $50,000 each which accrue interest at 12% annually. At July 31, 2003, we had a principal balance of $100,000 outstanding under these agreements with accrued interest of $19,496.

     In September 2002, we entered into an agreement with Newmarket Investments, plc ("Newmarket"), an existing convertible debenture holder, which provided that Newmarket invest an additional $700,000 in GWIN by amending the existing $500,000 convertible debenture held by Newmarket to reflect a principal amount of $1,200,000. The Anti-Dilution provisions on the combined $1,200,000 convertible debenture provided that 5,802,199 additional shares be issued upon conversion. The total Newmarket convertible debenture shares upon conversion was 9,230,769. In addition, we agreed to exchange an existing warrant held by Newmarket to acquire 1,000,000 shares of common stock at $1.00 per share for a warrant to acquire 3,000,000 shares of common stock at $0.13 per share. This Warrant expires on August 31, 2005. Newmarket also extended an unsecured standby credit facility of $250,000 with a 16% annual interest rate, and payable on March 31, 2003. We were in default and owed $100,000 principal and interest of $31,023 as of October 14, 2003. In connection with these transactions, we also issued to Newmarket a three year option to purchase 1,500,000 shares at a price per share of $0.50. The option expires July 31, 2006. Simon Hayes, a director of GWIN from December 2002 until October 8, 2003, is a Director of Newmarket. During the six months ended January 31, 2004, the entire $1,200,000 debenture was converted into 9,230,769 shares of common stock.

     During April 2004, we issued 1,190,625 shares to Wayne Allyn Root, the Company's Chairman and President, and 200,000 shares to the assignee of Mr. Root as payment for $111,250 in commissions which was owed to Mr. Root.

                          SECURITY OWNERSHIP OF CERTAIN
                         BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares of our $.0001 value common stock owned beneficially, as of May 4, 2004, by any person, who is known by us to be the beneficial owner of 5% or more of such common stock, by all Directors and Executive Officers individually, and by all Directors and Executive Officers as a group. Information as to beneficial ownership is based upon statements furnished to us by such persons.

                                    Amount of
Name and Address                    Beneficial              Percentage
of Beneficial Owner (1)             Ownership               of Class
-------------------                --------------           ----------

Wayne Allyn Root                    5,947,262 (2)              7.8%

Douglas R. Miller                   3,192,370 (3)              4.2%

Roger Aspey-Kent                      753,000 (4)               *

Timothy Michael Whalley               595,000 (5)               *

Robert L. Seale                        20,000                   *

Roger L. Harrison                      20,000                   *

Jeff Johnson                            -0-                    -0-

Hollis Barnhart                       200,000 (6)               *

Newmarket Investments plc           8,724,614 (7)             10.9%
10 St. Georges Yard
Rafnham, Surrey
GU9 7LW
England

All Officers and Directors         10,527,632                 13.7%
as a group (8 persons)

_______________

 *   Less than one percent.

(1) Unless otherwise noted, the address for each of the named beneficial owners is 5092 South Jones Blvd., Las Vegas, Nevada 89188.

(2) Does not include 1,400,000 shares which will vest as follows: 700,000 shares on July 31, 2004 and 700,000 shares on July 31, 2005.

(3) Includes 36,568 shares held directly by Mr. Miller; and 3,155,802 shares held in the name of the Kerlee Intervivos Trust of which Mr. Miller is a beneficiary.

(4) Includes 395,000 shares held directly by Roger Aspey-Kent and 358,000 shares underlying currently exercisable warrants.

(5) Includes 370,000 shares held directly by Mr. Whalley and 225,000 shares underlying currently exercisable warrants.

(6)  Does not include 100,000 shares which will vest during June 2004.

(7) Includes 5,484,614 shares held directly by Newmarket; 1,740,000 shares underlying warrants held by Newmarket; and 1,500,000 shares underlying options held by Newmarket.

                            SELLING SHAREHOLDERS

     The securities being offered hereby are 45,660,002 shares being offered for resale by certain shareholders. Of those shares, the selling shareholders currently hold 40,017,002. Up to 5,643,000 shares are issuable upon exercise of warrants and options held by the selling shareholders. The shares are being offered for the account of shareholders in the table below and their donees or pledgees.

     The following table sets forth information concerning the selling shareholders, including:

     *  the maximum number of shares currently held to be offered;

     *  the number of shares issuable upon exercise of warrants or options;

     *  the number of shares offered by each selling shareholder.

We have no knowledge of the intentions of any selling shareholder to actually sell any of the securities listed under the columns "Shares Offered." There are no material relationships between any of the selling shareholders and GWIN other than as disclosed below.

                                           Ownership Before Offering
                                    ----------------------------------------
                                                   Shares
                                     Number of     Issuable
                                     Shares        on Exer-
                                    Currently      cise of
                                    Held to be     Warrants      Shares
Selling Shareholder                  Offered      or Options     Offered
-------------------                 ----------    ----------    ----------

Hanny Abdelnour                        313,333        50,000        363,333
African Trading & Forfaiting Ltd.    2,000,000             0      2,000,000
Goeran Appelgren                       100,000             0        100,000
Margaret A. Archer                     100,000             0        100,000
Roger Aspey-Kent (1)                   225,000       358,000        583,000
B G C Trench                            80,000             0         80,000
Mikael Bartroff                        133,333             0        133,333
Ahmet Bayratar                         106,667             0        106,667
Bos Antigua                            200,000             0        200,000
Steve Brady                            210,000             0        210,000
Ian Bundock                            333,333             0        333,333
Leo Burghount                          431,414             0        431,414
Robert Buthker                          30,000        75,000        105,000
Caroline Canwell                       264,167             0        264,167
S. Canwell                             264,167             0        264,167
Stuart Canwell                         500,000       179,000        679,000
S. Canwell on behalf of
  Max Robert Stuart Canwell            106,667             0        106,667
Marco Castaldo                               0        25,000         25,000
Michael Chamier                        250,000       125,000        375,000
Russell Chance                         266,667             0        266,667
Brent Clapacs & Patrice Clapacs
  Family Trust                         104,716             0        104,716
Lynn Clarke                             26,000             0         26,000
M. H. Clarke                            27,333             0         27,333
Steve Cohen                            833,333       270,000      1,103,333
Peter Davies                            20,000             0         20,000
Eagle Consulting                        50,000             0         50,000

Eclips Ventures International          250,000             0        250,000
Ibrahim Eitani & Masimeh Daghar
  Jt Ten                               133,333             0        133,333
Patrick El-Fadel                       100,000             0        100,000
Mustafa Erhan                          126,667             0        126,667
Martin Evans                           266,667             0        266,667
Harry Fellows                           66,667             0         66,667
Edward J. Fishman & Jane Nelson
  Fishman, Trustees                    472,756             0        472,756
Anthony Fletcher                       150,000             0        150,000
John Flynn                             216,000             0        216,000
Danielle Forsgren                      149,985             0        149,985
Fox and Three Hounds Capital
  Partners                             250,000             0        250,000


Foxdale Consulting Ltd.                157,507             0        157,507
Anthony Gibbs                          308,667             0        308,667
Wilheim Giertsen                        83,333        67,000        150,333
Giancarlo Giordano                     233,333             0        233,333
Bruce Glasco                            33,333             0         33,333
George Glasco                           33,333             0         33,333
Diana Gough                            788,334             0        788,334
Valerie Greenhalgh                      75,000             0         75,000
Magnus Gundersen                       500,000             0        500,000
John Herbert                           266,667             0        266,667
Andrew Highman                          26,667             0         26,667
Phil Holland                           400,000             0        400,000
Alan Hollis                            133,333             0        133,333
Hillary Jamal                           66,667             0         66,667
Ingl Johansson                          50,000             0         50,000

Kerlee Intervivos Trust (2)          3,155,802             0      3,155,802

Gert Kristensson                       100,000             0        100,000
Laurus Master Fund Ltd.              1,500,000       400,000      1,900,000
Victor Lundie                          333,333             0        333,333
Torben Maersk                        1,000,000             0      1,000,000
Bruce McGowan                           66,667             0         66,667
Gerard McGrath                         202,154             0        202,154
Mark McVeigh                         1,066,666             0      1,066,666
Paul Melton                            106,667             0        106,667
Douglas R. Miller (2)                   36,568             0         36,568
Peter Motion                            33,333             0         33,333
Peter J.A. Motion                       33,334             0         33,334
Thomas Muehlbauer                            0       400,000        400,000
George Najm                            666,667             0        666,667
Laurens Narraina                       500,000             0        500,000
Nerine Trust Co. Ltd. TTEE
  FBO The Anchor Trust               1,000,000             0      1,000,000
Newmarket Investments plc            5,484,614     3,240,000      8,724,614
Alfonso Pannone                        200,000             0        200,000
Richard Parris                         100,000       179,000        279,000
Hannu Pelttari                          75,000             0         75,000
Brian Perry                            666,666             0        666,666
Ann Teunissen Phipps                   430,000             0        430,000
Post Kirby Noonan & Sweat LLP           16,665        50,000         66,665
Quikcap Corp.                          136,995             0        136,995
S. J. Ralph & S. A. Ralph              161,806             0        161,806
Andy Roberts                            43,333             0         43,333
Wayne Allyn Root (3)                 5,947,262             0      5,947,262

Mark Shoptaugh                         666,667             0        666,667
Richard Smallbone                       53,333             0         53,333
Raymond Smith                          140,000             0        140,000
Mohamad Khaled Tabbah                   60,000             0         60,000
Catherine Tate                         106,093             0        106,093
Robert Tetlow                          567,334             0        567,334
Sarah Tetlow                           133,333             0        133,333
Tom Teunissen                           33,333             0         33,333
Tracy Todd                             105,333             0        105,333
Dave Townend                            20,000             0         20,000
Barry Trench                            20,000             0         20,000
Harry Teunissen                         66,667             0         66,667
Alex Tuppman                            65,333             0         65,333
Richard Tuppman                         33,333             0         33,333
Jean Pierre Van der Broeck           1,000,000             0      1,000,000
Chris Van Kordelaar                     33,333             0         33,333
Timothy M. Whalley (4)                 325,000       225,000        550,000
Sarah Wild                             753,333             0        753,333
Sarah Wild TTEE                        106,666             0        106,666
                                    ----------     ---------     ----------

      Total                         39,667,002     5,643,000     45,310,002

___________________


(1)  Roger Aspey-Kent is a director of the Company.

(2) Douglas R. Miller is the beneficiary of Kerlee Intervivos Trust. Mr. Miller is President, COO and a director of the Company.

(3)  Wayne Allyn Root is Chairman, CEO and a director of the Company.

(4)  Timothy M. Whalley is a director of the Company.


     The beneficial ownership of the selling shareholders after the offering would be zero, except for the following persons:

                                               Beneficial Ownership
                                                  After Offering
                                          ---------------------------
                                            Number of        Percent
                                           Shares Held       of Class
                                          --------------     --------

Roger Aspey-Kent                             170,000             *
Timothy Michael Whalley                       45,000             *

     The information concerning the selling shareholders may change from time to time and will be set forth in supplements to this prospectus.

                              PLAN OF DISTRIBUTION

     The selling shareholders and their successors, including their transferees, pledgees or donees of their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

     - on any national securities exchange on which the common stock may be listed, or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

     - in the over-the-counter market;

     - in transactions otherwise than on these exchanges or systems or in the over-the-counter market; or

     - through the writing of options, whether the options are listed on an options exchange or otherwise.

     In connection with the sale of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.

     The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

     In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. A selling shareholder may not sell any common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

     To the extent required, the specific common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement to, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     We will pay all of the expenses incurred in connection with the registration of the common stock.

                          DESCRIPTION OF SECURITIES

COMMON STOCK

     The authorized capital stock of GWIN, Inc. consists of 150,000,000 shares of common stock, $.0001 par value. All shares have equal voting rights and are not assessable. Voting rights are not cumulative, and, therefore, the holders of more than 50% of our common stock could, if they chose to do so, elect all the Directors.

     Upon liquidation, dissolution or winding up of GWIN, Inc., our assets, after the payment of liabilities and any liquidation preferences on outstanding preferred stock, will be distributed pro rata to the holders of the common stock. The holders of the common stock do not have preemptive rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares. The shares of common stock presently outstanding are, and the shares of common stock to be sold pursuant to this offering will be, upon issuance, fully paid and nonassessable.

     Holders of common stock are entitled to share equally in dividends when, as and if declared by the board of directors of GWIN, Inc., out of funds legally available therefor. We have not paid any cash dividends on our common stock, and it is unlikely that any such dividends will be declared in the foreseeable future.

TRANSFER AND WARRANT AGENT

     Colonial Stock Transfer, 66 Exchange Place, Salt Lake City, Utah 84111, serves as our Transfer Agent.

REPORTS TO STOCKHOLDERS

     We plan to furnish our stockholders for each fiscal year with an annual report containing financial statements audited by our independent certified public accountants. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem appropriate.

PREFERRED STOCK

     GWIN, Inc. is authorized to issue 5,000,000 shares of Preferred Stock, $.0001 par value. The Preferred Stock may be issued in series from time to time with such designation, rights, preferences and limitations as our board of directors may determine by resolution. The rights, preferences and limitations of separate series of Preferred Stock may differ with respect to such matters as may be determined by the board of directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights. The potential exists, therefore, that preferred stock might be issued which would grant dividend preferences and liquidation preferences to preferred shareholders over common shareholders. Unless the nature of a particular transaction and applicable statutes require such approval, the board of directors has the authority to issue these shares without shareholder approval. The issuance of Preferred Stock may have the affect of delaying or preventing a change in control of GWIN, Inc. without any further action by shareholders. As of the date of this Prospectus, no Preferred Stock is outstanding.

                                LEGAL MATTERS

     The validity of the shares of common stock of GWIN, Inc. offered hereby will be passed on for us by Krys Boyle, P.C., 600 17th Street, Suite 2700 South Tower, Denver, Colorado 80202.

                                    EXPERTS

     The balance sheets of GWIN, as of December 31, 2001 and July 31, 2002, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the periods then ended, included in this prospectus have been audited by Moore Stephens, P.C., independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to our ability to continue as a going concern). The balance sheet of GWIN as of July 31, 2003, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows of GWIN for the year ended July 31, 2003, have been audited by Demetrius & Company, L.L.C., independent auditors, as stated in their report included herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the our ability to continue as a going concern). Such financial statements of GWIN are included herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement. Complete exhibits have been filed with our registration statement on Form SB-2.

     You may read and copy any contract, agreement or other document referred to in this prospectus and any portion of our registration statement or any other information from our filings at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room. Our filings with the Securities and Exchange Commission, including our registration statement, are also available to you on the Securities and Exchange Commission's web site, http://www.sec.gov.

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, and file and furnish to our stockholders annual reports containing financial statements audited by our independent auditors, make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year, proxy statements and other information with the Securities and Exchange Commission.

     You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Commission.

                                GWIN, INC.

                            FINANCIAL STATEMENTS


                                                                   Page

Consolidated Balance Sheet at January 31, 2004 (Unaudited) ......  F-2

Consolidated Statements of Operations for the six month
periods ended January 31, 2004 and 2003 (Unaudited) .............  F-3

Consolidated Statements of Cash Flows for the six month
periods ended January 31, 2004 and 2003 (Unaudited) .............  F-4

Notes to Financial Statements ...................................  F-5

Independent Auditor's Report ....................................  F-8

Independent Auditor's Report ....................................  F-9

Consolidated Balance Sheet - July 31, 2003 ......................  F-10

Consolidated Statements of Operations for the year ended
July 31, 2003, the seven months ended July 31, 2002, and the year ended December 31, 2001 ....................................  F-11

Consolidated Statements of Cash Flows for the year ended
July 31, 2003, the seven months ended July 31, 2002, and the year ended December 31, 2001 ....................................  F-12

Consolidated Statement of Stockholders' Equity for the year
ended July 31, 2003, the seven months ended July 31, 2002, and the year ended December 31, 2001 ................................  F-13

Notes to Consolidated Financial Statements ......................  F-15

                                   GWIN, INC.
                           CONSOLIDATED BALANCE SHEET
                                   (Unaudited)
                                 January 31, 2004

ASSETS
 Current assets:
  Cash                                                    $     34,470
  Accounts receivable                                          242,002
                                                          ------------
     Total current assets                                      276,472
                                                          ------------

Property & equipment (net)                                      66,786
Equipment held under capital leases (net)                       10,712
Deposits & other assets                                         96,016
                                                          ------------
     Total assets                                         $    449,986
                                                          ============

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
 Current portion of long-term debt, less
  unamortized discount of $29,764                         $    503,994
 Accounts payable - related parties                            287,681
 Notes payable   related parties                               200,000
 Deferred revenue                                              420,534
 Accounts payable                                              580,444
 Accrued settlement costs                                      182,806
 Other accrued liabilities                                      24,817
                                                          ------------
     Total current liabilities                               2,200,276
                                                          ------------
 Long term debt                                                 51,053
                                                          ------------
     Total liabilities                                       2,251,329
                                                          ------------

Stockholders' deficit:
 Preferred stock - $0.0001 par value; 5,000,000
  shares authorized; 9 shares issued and outstanding                 0
 Common stock - $0.0001 par value; 150,000,000 shares
  authorized; 65,850,897 issued and outstanding                  6,585
 Additional paid in capital                                 22,687,876
 Accumulated deficit                                       (24,399,137)
 Prepaid Expenses -Related Parties                             (96,667)
                                                          ------------
     Total stockholders' deficit                            (1,801,343)
                                                          ------------
Total liabilities and stockholders' deficit               $    449,986
                                                          ============

                                 GWIN, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                                (Unaudited)

                                           Six months ended
                                              January 31,
                                          2004          2003
                                       -----------   -----------

Net revenue - services                 $ 4,189,321   $ 4,336,783
Revenues - advertising                     577,076       133,334
                                       -----------   -----------
     Total revenues                    $ 4,766,397   $ 4,470,117
                                       -----------   -----------

Handicapping fees                          172,074       184,444
Handicapping fees - related party          265,585       283,523
Advertising expense                      1,579,199     2,202,707
Commissions                              1,415,140     1,587,015
Salaries & wages                           628,903       722,846
Professional fees                          137,047       350,768
General and administrative                 814,738       917,232
Non-recurring charges; bad debt expense      8,565             0
Depreciation expense                        22,858       120,612
                                        ----------   -----------
     Total operating expense             5,044,109     6,369,147
                                        ----------   -----------
     Operating income (loss)              (277,712)   (1,899,030)

Non-cash financing costs                         0       (73,170)
Interest (expense), including
 amortization of debt discount            (163,405)     (529,952)
Other non-cash cost of financing           (95,000)     (708,360)
Interest (expense) - related parties       (65,226)      (52,093)
                                        ----------   -----------
     Net (loss)                           (601,343)   (3,262,605)
                                        ----------   -----------
Imputed non-cash dividend on
 Series C Preferred Stock                        0      (385,714)
                                        ----------   -----------
Net (loss) used in per share
 calculation                            $ (601,343)  $(3,648,319)
                                        ==========   ===========

Basic and diluted (loss)
 per share of common stock              $    (0.01)  $     (0.17)
                                        ==========   ===========

Basic and diluted weighted
 shares of common stock
 outstanding                            58,858,402    21,733,720
                                        ==========    ==========

                                  GWIN, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (Unaudited)

                                                                            Six months ended
                                                                               January 31,
                                                                         ------------------------
                                                                            2004          2003
                                                                         ---------    -----------
Cash flows - operating activities:
 Net (loss)                                                              $(601,343)   $(3,262,605)
  Adjustments to reconcile net (loss) to net cash used in operations:
    Depreciation                                                            22,858        120,612
    Services paid with warrants                                               --           30,000
    Services & settlements paid with common stock and warrants              95,000        251,904
    Interest expense - issuance of convertible debt                           --          781,530
    Interest expense - issuance of convertible debt (warrants portion)        --          426,412
    Interest expense - amortization of debt discount                       155,141           --
     Amortization of Pre-paid Expenses - Related Parties                    30,000           --
     Decrease (increase) in:
      Accounts receivable                                                 (204,529)       (18,024)
      Prepaid expenses                                                      25,347        135,534
      Other assets                                                         (75,066)        44,277
     Increase (decrease) in:
      Deferred revenue                                                     (94,893)       465,666
      Accounts payable                                                     (12,138)       (39,189)
      Accounts payable - related parties                                    (4,003)          --
      Accrued settlement costs                                             182,806           --
      Other current liabilities                                            (82,155)      (162,826)
                                                                         ---------    -----------
     Total adjustments                                                      38,368      2,240,896
                                                                         ---------    -----------
Total cash (used in) operating activities                                 (562,975)    (1,021,709)
                                                                         ---------    -----------
Cash flows - investing activities:
 Purchase of fixed assets                                                  (43,447)       (22,488)
                                                                         ---------    -----------
     Total cash used in investing activities                               (43,447)       (22,488)
                                                                         ---------    -----------
Cash flows - financing activities:
 Proceeds from issuance of long-term debt, net of discount                       0      1,027,952
 Payments on long-term debt & lease obligations                           (207,715)      (186,760)
 Proceeds from issuance of common stock                                    427,793              0
                                                                         ---------    -----------
Total cash provided by financing activities                                220,078        841,192
                                                                         ---------    -----------
Net (decrease) in cash                                                    (386,344)      (203,005)
Cash - beginning of the periods                                            420,814        324,786
                                                                         ---------    -----------
Cash - end of the periods                                                $  34,470    $   121,781
                                                                         =========    ===========

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES: For the six months ended January 31, 2004 and 2003, the Company paid $ 0 for taxes and $41,583 for interest and $ 0 for taxes and $103,540 for interest, respectively. The Company issued stock and warrants in payment for professional services and settlement costs. For the six months ended January 31, 2004 and 2003, the amounts were $95,000 and $251,904, respectively. The Company issued stock for the redemption of debt and the related accrued interest in the amount of $1,625,559 and $0 in the six month periods ended January 31, 2004 and 2003, respectively.

                           GWIN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

NOTE 1 - Organization and Operations

     GWIN, Inc. (the "Company") is headquartered in Las Vegas, Nevada. The Company primarily develops, produces and markets sports handicapping analysis and information via television, radio and the Internet.

     The Company is engaged in a highly seasonal business, with the majority of sales related to football and basketball handicapping with a smaller amount related to baseball handicapping. Due to this seasonality, quarterly results may vary materially between the football, basketball, and baseball seasons, with sales higher in the first and the second quarter of the Company's fiscal year, and lower sales during the remainder of the year. The Company also spends the majority of its advertising and promotional budgets during the first and second quarter with only minimal advertising and promotional expenditures during the remainder of the year.

     In addition to revenues from the sales of handicapping analysis, information, and advice, the Company also generates revenues from the sale of advertising on its television, radio, and Internet shows and properties.

NOTE 2 - Basis of Presentation

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary in order to make the interim financial statements not misleading have been included. Results for the interim periods are not necessarily indicative of the results that may be expected for the fiscal year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB for the year ended July 31, 2003. The results of the three and six month periods ended January 31, 2004 are not necessarily indicative of the results to be expected for the full year ending July 31, 2004.

     Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its subsidiary, Global Sports EDGE, as well as several inactive subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

     Earnings (Loss) Per Share - "Basic" earnings (loss) per share equals net income divided by weighted average common shares outstanding during the period. "Diluted" earnings per common share equals net income divided by the sum of weighted average common shares outstanding during the period plus common stock equivalents if dilutive. For the six months ended January 31, 2004 and 2003, the number of common stock equivalents excluded from the calculation were 4,745,598 and 22,832,108 respectively.

     Stock Options and Similar Equity Instruments - The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," for stock options and similar equity instruments (collectively "Options") issued to employees and directors; however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods and services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. No options were granted during the three and six month periods ended January 31, 2004 and 2003.

Revenue Recognition

     Handicapping Service Agreements - Revenue from handicapping service agreements is recognized ratably, as services are rendered in proportion to the total services to be provided under the agreements. At January 31, 2004 the Company had received approximately $421,000 for handicapping services not rendered by that date; this amount is classified as a component of current liabilities on the Balance Sheet.

     Advertising Agreements - Revenue from advertising agreements is recognized over the term of the agreements based on individual showings of the advertising in proportion to the total showings during the term of the agreement. At January 31, 2004 the Company had received no payments for advertising services not rendered by that date.

     Operating Costs & Expenses - Handicappers' fees and sales representatives' compensation and related expenses are charged to operations as incurred because the Company believes these costs have no future economic benefit.

     Convertible Debentures - We previously entered into an agreement with Newmarket Investments, plc ("Newmarket"), which provided that Newmarket invest $1,200,000 in the Company in exchange for a convertible debenture. In October 2003, Newmarket converted $500,000 of the convertible debenture into 3,846,154 shares of common stock. In January 2004, Newmarket converted the remaining balance of $700,000 of the convertible debenture into 5,384,615 additional shares of common stock.

     Convertible Preferred Stock - The Company has no convertible preferred stock issued and outstanding at January 31, 2004 .

NOTE 3 - Going Concern

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern and realization of assets and settlement of liabilities and commitments in the normal course of business.

     The Company incurred a net loss of $601,343 for the six months ended January 31, 2004 and has an accumulated deficit of $24,399,137 at January 31, 2004. The operating losses, as well as uncertain sources of financing, create an uncertainty about the Company's ability to continue as a going concern. Management of the Company plans to generate sufficient cash to support operations by raising additional financing by selling shares of our common stock through private offerings to accredited investors. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

NOTE 4 - Commitments

     Legal Matters - In the normal course of business, the Company is exposed to a number of asserted and unasserted potential claims. Management, after review of amounts accrued and consultation with counsel, believes it has meritorious defenses and considers that any additional liabilities from these matters would not materially affect the financial position, liquidity or results of operations of the Company. The Company is not currently a party to any legal proceedings either as a defendant or as a plaintiff.

     In March 2003, the Company renegotiated a payment schedule from a dispute with a former landlord regarding the former corporate headquarters for the Company. The Company agreed to make monthly payments of $15,000 until the settlement is paid in full. The balance at January 31, 2004 is $172,806 and is accounted for as a component of accounts payable.

NOTE 5 - Tax Expense

     The Company has not accrued income tax expense for the periods ended January 31, 2004 and 2003 at its statutory rates due to unused net operating losses and acquired net operating losses.

                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
GWIN, Inc.

We have audited the accompanying consolidated balance sheet of GWIN, Inc. and subsidiary at July 31, 2003, and the related consolidated statements of operations, cash flows and stockholders' deficit for the year ended July 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly in all material respects the consolidated financial position of GWIN, Inc. and subsidiary as of July 31, 2003, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has experienced losses from operations, working capital deficiency and accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/DEMETRIUS & COMPANY, L.L.C.

Wayne, New Jersey
November 6, 2003

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Board of Directors of GWIN, Inc.

We have audited the accompanying consolidated statements of operations, stockholders' deficit, and cash flows for the seven month period ended July 31, 2002 and the twelve months ended December 31, 2001of GWIN, Inc. (formerly Global Sports & Entertainment, Inc.), and subsidiary. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated statements of operations, stockholders' deficit, and cash flows referred to above present fairly, in all material respects, the results of their operations and their cash flows for the seven month period ended July 31, 2002 and the twelve months ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated statements of operations, stockholders' deficit, and cash flows referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered a loss from operations, has a working capital deficiency and accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                 /s/ Moore Stephens, P.C.

                                 MOORE STEPHENS, P.C.
                                 Certified Public Accountants.


Cranford, New Jersey
October 11, 2002
                                       F-9

                                   GWIN, Inc.
                           Consolidated Balance Sheet
                                  July 31, 2003


                                    Assets

Current assets:
  Cash                                                   $    420,814
  Accounts receivable                                          37,473
  Prepaid expenses                                             25,347
                                                         ------------
     Total current assets                                     483,634

  Property & equipment (net)                                   33,718
  Equipment held under capital lease (net)                     23,191
  Deposits & other assets                                     147,617
                                                         ------------
     Total assets                                        $    688,160
                                                         ============

                    Liabilities and Stockholders' Deficit

Current liabilities:
  Current portion of long term debt                      $    577,664
  Deferred revenue                                            515,427
  Accounts payable                                            592,582
  Notes & accounts payable - related parties                1,909,416
  Other current liabilities                                   128,702
                                                         ------------
     Total current liabilities                              3,723,791

  Long term debt, less unamortized discount                   216,053
                                                         ------------
     Total liabilities                                      3,939,844

Stockholders' deficit:
  Convertible preferred stock (Par value $0.0001
    per share; 5,000,000 shares authorized;
    -0- shares issued and outstanding)                              0
  Common stock (Par value $0.0001 per share;
    100,000,000 shares authorized; 52,375,492
    shares issued and outstanding)                              5,238
  Additional paid in capital                               20,540,872
  Accumulated deficit                                     (23,797,794)
                                                         ------------
     Total stockholders' deficit                           (3,251,684)
                                                         ------------
     Total liabilities and stockholders' deficit         $    688,160
                                                         ============

                                  GWIN, Inc.
                     Consolidated Statements of Operations


                                                             Seven Months        Year Ended
                                          Year Ended            ended           December 31,
                                         July 31, 2003       July 31, 2002          2001
                                         -------------       -------------      ------------
Net revenue - services                    $5,720,582          $2,765,232          $3,083,314
Revenues - advertising                       206,334             261,998             157,168
                                        ------------        ------------        ------------
     Total revenues                        5,926,916           3,027,230           3,240,482
                                        ------------        ------------        ------------

Handicapping fees                            304,425             103,518             196,847
Handicapping fees - related party            350,000             160,739             227,155
Advertising expense                        2,342,432             194,755           2,160,245
Compensation                               3,009,837           1,463,067           2,024,074
Professional fees                            532,354             868,148             556,201
General and administrative                 1,624,464             864,629           1,238,880
Bad debt expense - TurfClub                        0                   0             377,000
Non-recurring charge                          40,000             608,525             866,453
Depreciation expense                         225,270             134,966             230,997
                                        ------------        ------------        ------------
                                           8,428,782           4,398,347           7,877,852
                                        ------------        ------------        ------------
     Operating loss                       (2,501,866)         (1,371,117)         (4,637,370)

Non-cash financing costs - penalty
 shares - employment agreement              (775,212)                  0                   0
Interest expense, including amortization
 of debt discount                           (636,999)           (459,008)           (887,659)
Other non-cash cost of financing          (2,701,676)           (236,329)                  0
Interest expense - related party            (525,808)             (8,989)             (2,323)
                                        ------------        ------------        ------------
     (Loss) before income taxes           (7,141,561)         (2,075,443)         (5,527,352)
     Income tax                                    0                   0                   0
                                        ------------        ------------        ------------
     Net (loss)                           (7,141,561)         (2,075,443)         (5,527,352)

Imputed non-cash dividend on Series C
 Preferred Stock                          (1,798,571)                  0          (1,092,000)
                                        ------------        ------------        ------------
     Net (loss) used in per share
      calculation                       $ (8,940,132)       $ (2,075,443)       ( $6,619,352)
                                        ============        ============        ============

Basic and diluted (loss) per share of
 common stock:
  Net (loss) per share                        ($0.31)             ($0.10)             ($0.35)
                                        ============        ============        ============

Basic and diluted weighted average
 number of shares of common stock
 outstanding                              28,444,000          20,240,472          18,801,491
                                        ============        ============        ============


                                  GWIN, Inc.
                     Consolidated Statements of Cash Flows

                                                                   Seven Months      Year Ended
                                                   Year Ended          ended        December 31,
                                                 July 31, 2003     July 31, 2002       2001
                                                 -------------     -------------    -----------
Cash flows - operating activities:

Net (loss)                                        $(7,141,561)     $(2,075,445)     $(5,527,352)
Adjustments to reconcile net (loss) to
 net cash (used in) operating activities:
  Depreciation                                        225,269          134,966          230,997
  Services paid with warrants                       1,293,444          390,492           18,333
  Services and settlements paid with common stock   1,124,616          969,130          190,000
  Interest expense - issuance of convertible
   debt & penalty shares                              329,558          127,203          757,090
  Interest expense - issuance of convertible
   debt (warrants portion)                                  0          276,922           71,995
  Interest expense - amortization of debt discount    819,373                0                0
  Effect of redemption of preferred stock           1,381,625                0                0
Decrease (increase) in:
 Accounts receivable                                  (27,464)          93,697         (103,706)
 Prepaid expenses                                     110,187         (135,534)               0
 Other assets                                         204,131          (28,857)        (136,225)
Increase (decrease) in:
  Deferred revenue                                    119,593         (427,091)         463,935
  Accounts payable                                   (256,602)         120,131          206,495
  Accounts payable - related parties                  223,847                0           85,000
Other current liabilities                          (1,215,001)         (41,778)       1,371,573
                                                  -----------      -----------      -----------
     Total adjustments                              4,332,576        1,479,281        3,155,487
                                                  -----------      -----------      -----------
     Net cash used in operating activities         (2,808,985)        (596,164)      (2,371,865)
                                                  -----------      -----------      -----------

Cash flows - investing activities:

Cash acquired in merger                                     0                0            5,964
Purchase of fixed assets                              (40,792)         (14,818)               0
                                                  -----------      -----------      -----------
     Net cash provided by (used) in investing
      activities                                      (40,792)         (14,818)           5,964
                                                  -----------      -----------      -----------
Cash flows - financing activities:

Proceeds from issuance of convertible debt                  0          791,500          870,000
Proceeds from issuance of notes payable -
  related parties                                     950,000                0          166,666
Proceeds from issuance of long-term debt               25,000                0                0
Proceeds from issuance of preferred stock                   0                0        1,324,000
Proceeds from conversion of warrants, debentures &
  options                                                   0          134,528                0
Payments on long-term debt & lease obligations       (440,889)         (34,863)        (224,828)
Proceeds from issuance of common stock              2,411,694                0          200,000
                                                  -----------      -----------      -----------
     Net cash provided by financing activities      2,945,805          891,165        2,335,838
                                                  -----------      -----------      -----------
Cash - beginning of the periods                       324,786           44,603           74,666
Net increase (decrease) in cash                        96,028          280,183          (30,063)
                                                  -----------      -----------      -----------
     Cash - end of the periods                    $   420,814      $   324,786      $    44,603
                                                  ===========      ===========      ===========

Supplemental disclosures of cash flow
information - cash paid during the period
for:
  Interest                                        $    57,790      $    22,206      $    60,897
  Taxes                                           $         0      $         0      $         0

For supplemental disclosures of non-cash investing and financing activities

See Note [9] of financial statements

                                  GWIN, INC.
                 Consolidated Statement of Stockholders' Deficit

                           Preferred Stock              Common Shares
                           ---------------              -------------                  Discount-
                               No. of                       No. of                     Common       Paid-In
                               Shares         Amount        Shares        Amount       Stock        Capital
                           ---------------  ---------    ------------  ------------  ------------  ------------

Balance - December 31, 2000   3,807,484      $ 3,807       10,125,000    $ 10,125      $(10,125)   $ 5,707,419
Shares of series B preferred
 stock issued in reorgani-
 zation                         475,048           48                                                       (48)
Recapitalization adjustment  (3,807,484)      (3,807)     (10,125,000)    (10,125)       10,125          3,807
Conversion of series B
 preferred stock               (475,048)         (48)      14,845,241       1,485                       (1,437)
Acquired equity of IMSCO
 in reorganization            3,750,000          375                     (113,779)
Issuance of series C pre-
 ferred stock with
 warrants for cash               64,000            6                                                  1,323,994
Issuance of common stock
 for services                                                             200,000            20         189,980
Issuance of common stock
 for cash                                                                 400,000            40         199,960
Issuance of warrants for services                                                                       240,000
Issuance of warrants with
 debentures                                                                                             719,232
Interest expense from issuance of
 debentures                                                                                             757,090
Net (loss) for the year ended
 December 31, 2001:
  Imputed non-cash dividend on
   series C preferred stock                                                                           1,092,000

Balance - December 31, 2001      64,000             6      19,195,241       1,920             0      10,118,218
Issuance of common stock for
 conversion of warrants and
 options                                                      309,546          30                       221,294
Issuance of common stock and
 warrants as payment for
 services and settlements                                   1,672,145         167                     1,423,620
Issuance of common stock for
 conversion of debentures                                     108,771          11                        76,553
Recorded value of warrants
 issued with debentures                                                                                 204,783
Net (loss) for the seven
 months ended July 31, 2002

Balance - July 31, 2002          64,000             6      21,285,703       2,128             0      12,044,468
Interest expense from issuance
 of debentures                                                                                          889,052
Recorded value of warrants
 issued with debentures                                                                                 332,310
Imputed non-cash dividend
 on series C preferred
 stock                                                                                                1,798,571
Issuance of warrants for
 services                                                                                               239,648
Issuance of common stock
 for services - debt discount                                 600,000          60                        59,940
Issuance of common stock and
 warrants for redemption of
 preferred stock                (64,000)           (6)      9,999,999       1,000                     1,380,630
Issuance of common stock
 for cash                                                  16,483,633       1,648                     2,410,045
Issuance of common stock for
 payment for services,
 settlements and penalty shares                             3,806,157         382                     1,322,028
Employee stock options                                                                                    6,200
Issuance of common stock for
 financing                                                    200,000          20                        57,980
Net (loss) for the year
 ended July 31, 2003         ----------      --------      ----------    --------      --------     -----------
Balance - July 31, 2003               0      $      0      52,375,492    $  5,238      $      0     $20,540,872
                             ==========      ========      ==========    ========      ========     ===========


                                  GWIN, INC.
                 Consolidated Statement of Stockholders' Deficit
                                 (Continued)

                                                              Total
                                             Accumulated   Stockholders'
                                               Deficit       Deficit
                                             ------------  ------------

Balance - December 31, 2000                   $(6,162,867)    $(451,641)
Shares of series B preferred stock issued
in reorganization                                                     0
Recapitalization adjustment                                           0
Conversion of series B preferred stock                                0
Acquired equity of IMSCO in reorganization-      (113,404)
Issuance of series C preferred stock with
warrants for cash                                             1,324,000
Issuance of common stock for services                           190,000
Issuance of common stock for cash                               200,000
Issuance of warrants for services                               240,000
Issuance of warrants with debentures                            719,232
Interest expense from issuance of
debentures                                                      757,090
Net (loss) for the year ended December
31, 2001                                       (5,527,352)   (5,527,352)
Imputed non-cash dividend on series C
preferred stock                                (1,092,000)            0

Balance - December 31, 2001                   (12,782,219)   (2,662,075)
Issuance of common stock for conversion
of warrants and options                                         221,324
Issuance of common stock and warrants as
payment for services and settlements                          1,423,787
Issuance of common stock for conversion
of debentures                                                    76,564
Recorded value of warrants issued with
debentures                                                      204,783
Net (loss) for the seven months ended
July 31, 2002                                  (2,075,443)   (2,075,443)

Balance - July 31, 2002                       (14,857,662)   (2,811,060)
Interest expense from issuance of
debentures                                                      889,052
Recorded value of warrants issued with
debentures                                                      332,310
Imputed non-cash dividend on series C
preferred stock                                (1,798,571)            0
Issuance of warrants for services                               239,648
Issuance of common stock for services -
debt discount                                                    60,000
Issuance of common stock and warrants for
redemption of preferred stock                                 1,381,624
Issuance of common stock for cash                             2,411,693
Issuance of common stock for payment for
services, settlements and penalty shares                      1,322,410
Employee stock options                                            6,200
Issuance of common stock for financing                           58,000
Net (loss) for the year ended July 31, 2003    (7,141,561)   (7,141,561)
                                             ------------  ------------
Balance - July 31, 2003                      $(23,797,794)  $(3,251,684)
                                             ============  ============

                           GWIN, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[1] ORGANIZATION AND CHANGES IN CONTROL OF COMPANY

Prior to July 11, 2001, the corporation was known as IMSCO Technologies, Inc. ["IMSCO" or the "Company"]. On July 11, 2001, Global Sports & Entertainment, Inc., a Delaware corporation ["Global Sports"], completed a reverse acquisition of the Company in which the Company acquired all of the outstanding shares of Global Sports stock in exchange for a controlling interest in IMSCO [the "Reorganization"]. As the Company was a public shell, the transaction is shown as a recapitalization of the accounting acquiror, Global Sports.

On August 27, 2001, Global Sports changed its name to Global SportsEDGE, Inc. ["EDGE"] and the Company changed its name to Global Sports & Entertainment, Inc. [the "Company" or "Global"]. The Company also initiated a reverse stock split of 1:4 and increased the number of authorized common shares to 50,000,000. All share numbers have been changed to reflect the reverse stock split.

On August 22, 2002 the Company changed its name from Global Sports & Entertainment, Inc. to GWIN, Inc. [the "Company" or "GWIN"] to settle a lawsuit brought by the management of an unrelated corporation named Global Sports, Inc.

The consolidated financial statements of the Company reflect the results of operations of EDGE and GWIN from July 11, 2001 through December 31, 2001. The financial statements prior to July 11, 2001 reflect the results of operations and financial position of EDGE. Pro forma information on this transaction is not presented as, at the date of this transaction, GWIN [formerly known as IMSCO Technologies, Inc.] was considered a public shell and accordingly, the transaction was not considered a business combination. GWIN is a Delaware corporation located in Las Vegas, Nevada. The Company primarily develops, produces and markets sports handicapping analysis and information via television and the internet.

On May 23, 2002, the Company filed a Form 8-K to report that the Board of Directors had approved a change in our fiscal year from a calendar year to one beginning August 1 and ending July 31. That change was effective July 31, 2002.

The Company's Board of Directors approved an increase in the Company's authorized shares from 50,000,000 to 100,000,000 on June 10, 2003 and a Form 14-C was filed on July 15, 2003 with majority stockholder approval. A Definitive Information Statement Notice was mailed to the stockholders on August 10, 2003.

The Company is engaged in a highly seasonal business, with the majority of sales related to football and basketball handicapping. Due to this seasonality, quarterly results may vary materially between the football and basketball seasons [concentrated in the first and second fiscal quarters] and the remainder of the year [the third and fourth fiscal quarters].

[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its subsidiary, EDGE, as well as several inactive subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

REVENUE RECOGNITION - Revenue is recognized as services are rendered. On July 31, 2003, the Company had received approximately $471,000 in payment for handicapping services not rendered by that date. This amount is recorded as a current liability.

Revenue from advertising agreements is recognized ratably over the period of the agreements. As of July 31, 2003 deferred revenue from advertising agreements was approximately $44,000. This amount is recorded as a current liability.

OPERATING COSTS & EXPENSES - Handicappers' fees and sales representatives' compensation and related expenses are charged to operations as incurred.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments, with a maturity of three months or less when purchased, to be cash equivalents. At July 31, 2003, the Company did not have any cash equivalents.

PROPERTY AND EQUIPMENT AND DEPRECIATION - Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 5 years.

Routine maintenance and repair costs are charged to expense as incurred and renewals and improvements that extend the useful life of the assets are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is reported as income or expense.

BASIC AND DILUTED LOSS PER COMMON SHARE - The Company has adopted Statement of Financial Accounting Standards ["SFAS"] No. 128, "Earnings Per Share." Under SFAS 128, loss per common share is computed by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding during the period. Shares issued in the reverse acquisition are reflected as outstanding for all periods presented. In the Company's present position, diluted loss per share is the same as basic loss per share. Securities that could potentially dilute EPS in the future include the issuance of common stock in settlement of notes payable and the exercise of stock options and warrants. For the year ended July 31, 2003 and Seven Months ended July 31, 2002and year ended December 31, 2001 the number of common stock equivalents excluded from the calculation was 26,221,003, 16,429,558 and 14,281,245 respectively.

STOCK OPTIONS AND SIMILAR EQUITY INSTRUMENTS - The Company has adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," for stock options and similar equity instruments [collectively "Options"] issued to employees and directors. However, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ["APB"] Opinion No. 25, "Accounting for Stock Issued to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods and services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

BENEFICIAL CONVERSION FEATURES - The Company has sold certain 5% three year convertible debentures with a beneficial conversion feature [See Note 8] representing a 50% imputed discount. The value of such features is recorded by the Company as interest expense of $13,764, $757,090, and $-0- for the year ended July 31, 2003, the seven-month period ended July 31, 2002, and the year ended December 31, 2001, respectively.

INCOME TAXES - Pursuant to SFAS No. 109, "Accounting for Income Taxes," income tax expense [or benefit] for the year is the sum of deferred tax expense [or benefit] and income taxes currently payable [or refundable]. Deferred tax expense [or benefit] is the change during the year in a company's deferred tax liabilities and assets. Deferred tax liabilities and assets are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

ADVERTISING EXPENSES - The Company expenses advertising costs as incurred. Total advertising costs for the year ended July 31, 2003, the seven-month period ended July 31, 2002, and the year ended December 31, 2001 amounted to approximately $2,342,432, $194,755 and $2,160,245, respectively.

[3] GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate the continuation of the Company as a going concern and realization of assets and settlement of liabilities and commitments in the normal course of business. For the year ended July 31, 2003, the Company has a loss from operations of approximately $2,502,000, a working capital deficiency of approximately $3,240,000 and an accumulated deficit of approximately $23,798,000. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Consistent with its original business plan, management plans to secure additional financing through equity issuances. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

[4] CONCENTRATIONS OF CREDIT RISKS

The Company places its cash and cash equivalents with high credit quality institutions to limit its credit exposure. At July 31, 2003 the Company had approximately $380,000 in a financial institution that is subject to normal credit risk beyond insured amounts. The Company routinely assesses the credit worthiness of its customers before a sale takes place and believes its credit risk exposure is limited. The Company performs ongoing credit evaluations of its customers but does not require collateral or other security as a condition of service.

[5] PROPERTY AND EQUIPMENT

The following details the composition of property and equipment:

                                             Accumulated
     At July 31, 2003             Cost      Depreciation     Net
                                 --------   ------------   -------
     Television Studio Set       $151,601     $151,601           0
     Office equipment & other     299,840      266,122      33,718
                                 --------     --------     -------
       TOTALS                    $451,441     $417,723     $33,718
                                 ========     ========     =======

Depreciation expense, excluding assets under capital lease obligations, for the year ended July 31, 2003, seven-month period ended July 31, 2002 and the year ended December 31, 2001 amounted to $100,098, $78,309, and $133,847, respectively.

[6] DEPOSITS AND OTHER ASSETS

Deposits and other assets comprised the following:


                                          July 31,
                                          --------
                                            2003
                                          --------
Deposits with credit card processors      $ 20,950
Pre-paid contract for financial services   126,667
                                          --------
TOTAL                                     $147,617
                                          ========


[7] LONG - TERM DEBT

Long - term debt is as follows:


                                                          July 31
                                                         ---------
                                                           2003
                                                         ---------
    Convertible Debentures (5%) due August 31, 2004      $ 100,000
    Convertible Note (16%)                                 494,364

    Convertible Debentures (5%) due August 31, 2005        310,000
    Capital leases                                          23,560
                                                         ---------
    Total                                                  927,924
    Less - amounts reflected as current liabilities       (577,664)
                                                         ---------
                                                           350,260
    Less - unamortized debt discount                      (134,207)
                                                         ---------
    TOTAL LONG - TERM DEBT                               $ 216,053
                                                         =========

Long-term debt at July 31, 2003 matures as follows:


          2004                            $577,664
          2005                             212,608
          2006                               3,445
    Thereafter                                  --
                                          --------
TOTAL                                     $793,717
                                          ========

The 16% Convertible Note (in the original principal balance amount of $750,000, of which $ 494,364 is due in the year ending July 31, 2004) may, at the discretion of the Company, be repaid by the issuance of common stock of the Company (See Note 9).

[8] RELATED PARTY NOTES & ACCOUNTS PAYABLE

Related party notes and accounts payable are as follows:

                                                               July 31,
                                                                 2003
                                              --------------------------
Convertible debt (5%) due August 31, 2003
  Newmarket Investments, plc                  $1,200,000
  John T. Manner                                 110,000
  Wayne A. Root                                   50,000
  Douglas R. Miller                               16,667
                                                    --        $1,376,666

Unsecured standby credit facility from
 Newmarket Investments, plc (16%), in
 default at July 31, 2003                                        150,000

Unsecured bridge financing (12%), in
default at July 31, 2003
  Timothy J. Keating                              50,000
  Wayne A. Root                                   50,000
                                                    --           100,000
                                                              ----------
                                                               1,626,666
Less - unamortized debt discount                                 (26,097)
                                                              ----------
Total Notes                                                    1,600,569

Accrued interest                                                 147,597
Handicapping fee payable to Wayne A. Root                        161,250
                                                              ----------
TOTAL NOTES & ACCOUNTS PAYABLE - RELATED PARTIES              $1,909,416


[9] STOCKHOLDERS' DEFICIT

During the year ended July 31 2003 the following securities activity occurred:

COMMON STOCK AND WARRANTS-We issued 31,089,789 shares of Common Stock. Included in this amount is 9,999,999 shares issued to the holders of the Series C Preferred Stock for the redemption of 64,000 shares of Series C Preferred Stock. 16,483,633 shares of Common Stock were issued as part of equity offerings. Included in the 16,483,633 shares is the conversion of the

$190,000 convertible debt into 1,266,840 shares of Common Stock. The Company issued 2,006,157 shares of Common Stock as payment for services, legal settlements and penalty shares 2,400,000 shares for Key Man employment longevity and 200,000 shares for financing activities.. The Company issued 1,648,633 warrants to the investment firm handling the equity placement and issued 650,000 warrants in legal settlements.

The Company restructured an original $750,000 note with the Laurus Master Fund ["Laurus"] that carried a 13% interest rate and $50,000 in monthly payments, to 16% interest rate and payments escalating from $10,000 a month to $73,000 per month. As of July 31, 2003 the principal balance was $494,364 with no unpaid interest at that date.

The Company issued 3,000,000 options under the equity incentive plan filed in a Form SB-2 Registration Statement filed on February 25, 2003. Included in this amount, the Company has allocated 1,500,000 options to Newmarket Investments, plc ("Newmarket") and 1,500,000 to Wayne Root. Both Mr. Root and Mr. Simon Hayes of Newmarket are Directors of the Company. As of July 31, 2003, 1,500,000 of the options have been issued to Newmarket with a $0.50 per share strike price and a three-year life. The options issued to Mr. Root were cancelled with the renegotiation of his employment contract.

The employment contract effective July 31, 2003 with Mr. Root calls for the issuance of 2,100,000 common shares over a 3 year period at a rate of 700,000 shares per year. Upon Board approval of his contract, Mr. Root surrendered all of his then existing warrants and options.

Convertible Preferred Stock - In 2001, the Company sold 64,000 units consisting of one share of Series C Convertible Preferred stock and one warrant exercisable at $1.00 for an additional share of Series C stock for a price of $1,500,000. The base conversion rate was adjusted in the quarter ended October 31, 2001 and the resulting 50% imputed discount of $1,092,000 was charged to retained earnings (deficit) in a manner analogous to a dividend. In the quarter ended October 31, 2002, there was an additional adjustment to the conversion rate resulting from anti-dilution provisions in the purchase agreement. The resulting 30% imputed discount of $318,714 was charged to retained earnings (deficit) in a manner analogous to a dividend. In April 2003 all of the Series C Convertible Preferred stockholders converted their shares into 10,000,000 common shares. An imputed non-cash dividend charge of $921,428 was recorded for the anti-dilution adjustment.

At July 31, 2003 there was no convertible preferred stock outstanding.

Convertible Debentures - In September 2002, we issued a convertible debenture for $25,000 which can be converted into 50,000 shares of common stock and warrants to purchase 50,000 shares of common stock at $1.25 per share. In January, 2003 we entered into an agreement in principal with several accredited investors from Europe to purchase 10% convertible debentures for an aggregate face value of $190,026. In April 2003 the Company reached an agreement with these investors to issue them 1,266,840 common shares in lieu of the 10% convertible debentures contemplated under the earlier agreement. In September, 2002, we entered into an agreement with Newmarket, an existing convertible debenture holder, which provided that Newmarket invest an additional $700,000 in the Company by amending the existing $500,000 convertible debenture held by Newmarket to reflect a principal amount of $1,200,000. The anti-dilution provisions on the combined $1,200,000 convertible debenture provide that 5,802,199 additional shares be issued upon conversion. The total Newmarket convertible debenture shares upon conversion will be 9,230,769. In addition, the Company agreed to exchange an existing warrant held by Newmarket to acquire 1,000,000 shares of common stock at $1.00 per share for a warrant to acquire 3,000,000 shares of common stock at $0.13 per share. This warrant expires on August 31, 2005. The costs associated with the issuance of the new warrants and the adjustment of the conversion rate on the $1,200,000 principal amount are reported as non-cash financing costs of $708,360 in the financial statements for the year ended July 31, 2003. The CEO of Newmarket is a Director of the Company.

OPTIONS AND WARRANTS AT JULY 31, 2003

   STOCK OPTIONS                              Weighted-Average
                                       Shares   Exercise Price
                                      --------- --------------
Outstanding at July 11, 2001
     (see Note 1)                      2,194,246       $2.22
                                      ----------       -----
Outstanding at December 31, 2001       2,194,246        2.22
Exercised                                (33,830)       1.41
                                      ----------       -----
Outstanding at July 31, 2002           2,160,416        2.24
Granted                                3,310,000         .48
Exercised                                      0          --
Canceled                              (1,985,429)        .73
                                      ----------       -----

OUTSTANDING AT JULY 31, 2003           3,484,987       $1.22
                                      ==========       =====

EXERCISABLE AT JULY 31, 2003           3,484,987       $1.22
                                      ==========       =====

The following table summarizes information about stock options at July 31, 2003:

          Weighted Average Outstanding and Exercisable Stock Options

                     Remaining      Weighted-Average
Exercise Prices        Shares       Contractual Life   Exercise Price
---------------      ---------      ----------------   --------------
$0.01 - $1.50         3,298,522             1 year          $0.89
$6.00 - $7.50           186,465             2 years         $7.04

The Black-Scholes option valuation model was developed for use in estimating the fair value of options. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

   WARRANTS                                 Weighted-Average
                                    Shares    Exercise Price
                                    ------    --------------

Outstanding at July 31, 2002        9,174,775       $1.06
  Granted                           4,698,633         .22
  Exercised                                 0          --
  Canceled                         (1,512,528)       1.00
                                  -----------       -----
OUTSTANDING AT JULY 31, 2003       12,360,880        $.74
                                  -----------       -----
EXERCISABLE AT JULY 31, 2003       12,360,880        $.74
                                  -----------       -----

The following table summarizes information about warrants at July 31, 2003:

             Weighted Average Outstanding and Exercisable Warrants


                       Remaining      Weighted-Average
Exercise Prices        Warrants       Contractual Life   Exercise Price
---------------        ---------      ----------------   --------------

$0.01 - $1.00          9,806,890           2 years          $0.50
$1.01 - $2.00          2,461,491           1 year           $1.40
$3.01 - $4.00             92,500           1 year           $4.00

The Black-Scholes option valuation model was developed for use in estimating the fair value of warrants. In addition, warrant valuation models require the input of highly subjective assumptions including the expected stock price volatility.

On June 18, 2002, stockholders of the Company approved an Equity Incentive Plan (the "Plan"). Under the Plan, a sub-committee of the Board of Directors is authorized to grant, at its discretion, options to purchase shares of common stock at a set price greater than market price as of the date of the grant. The Company has reserved 3,000,000 shares for issuance under the Plan. At July 31, 2003, one option granting the right to purchase 1,500,000 of these shares at $0.50 per share was issued to a Director and creditor of the Company. Another option granting the right to purchase 1,500,000 million of these shares was issued to the CEO of the Company during the year ended July 31, 2003, but was surrendered prior to July 31, 2003. The Company issued 310,000 options to employees to purchase shares at $0.27 per share expiring July 31, 2006. The Plan has the rights to 1,190,000 shares, for which no options have been granted, which are available at July 31, 2003.

At July 31, 2003 the Company had a total of 10,375,136 shares underlying its convertible debentures and these shares are included in the fully diluted shares outstanding of 78,596,495.

PRO FORMA DISCLOSURE OF THE COMPENSATION COST FOR STOCK OPTION PLANS - As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to continue to measure stock-based compensation using the intrinsic value approach under APB Opinion No. 25, the former standard. If the former standard for measurement is elected, SFAS No. 123 requires supplemental disclosure to show the effects of using the new measurement criteria.

Had compensation cost for stock options been determined based on the fair value at the grant date for awards for the year ended July 31, 2003, the seven month period ended July 31, 2002 and the year ended December 31, 2001 consistent with the provisions of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                  The seven
                                                 month period     Year ended
                                 Year ended       ended July     December 31,
                                July 31, 2003      31, 2002         2001
                                -------------    ------------    ------------
Net (loss) - as reported        $(8,940,132)     $(2,075,443)    $(6,619,352)
Net (loss) - pro forma          $(8,994,075)     $(2,075,443)    $(6,619,352)
Basic earnings per share -
 as reported                    $      (.31)     $      (.10)    $      (.35)
Diluted earnings per share -
 as reported                    $      (.31)     $      (.10)    $      (.35)
Basic earnings per share -
 pro forma                      $      (.32)     $      (.10)    $      (.35)
Diluted earnings per share -
 pro forma                      $      (.32)     $      (.10)    $      (.35)

[10] PROVISION FOR INCOME TAXES

The operating loss carry forwards at July 31, 2003, [assuming all operating loss carry forwards will be available] amount to approximately $17,000,000. Such loss carry forwards will expire as follows: approximately $6,000,000 in 2020, $5,000,000 in 2021 and $2,000,000 in 2022 and $7,000,000 in 2023. At
July 31, 2003 based on the amount of operating loss carry forwards, the Company would have had a deferred tax asset of approximately $6,800,000. Because of the uncertainty that the Company will generate income in the future sufficient to fully or partially utilize these carry forwards, a valuation allowance of $6,800,000 has been established. This allowance includes an increase of $2,680,000 related to operations during the year ended July 31, 2003. Accordingly, no deferred tax asset is reflected in these financial statements.

As part of the reverse acquisition (Note 1), the Company acquired net operating losses of IMSCO of approximately $10,640,000. Pursuant to Section 382 of the Internal Revenue Code, utilization of these losses will be limited to approximately $285,000 subject to a maximum annual utilization of approximately $15,000 per year through 2021. At July 31, 2003, the Company would have a deferred tax asset of approximately $97,000 from these acquired losses.

Because of the uncertainty that the Company would generate income in the future sufficient to fully or partially utilize these carry forwards, a valuation allowance of $97,000 has been established. Accordingly, no deferred tax asset is reflected in these financial statements.

[11] CHANGE IN FISCAL YEAR.

As described in Note 1, the Company adopted a new fiscal year effective July 31, 2002.

[12] NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

The Company does not anticipate the adoption of recently issued accounting pronouncements to have a significant on the Company's results of operations, financial position or cash flows.

[13] COMMITMENTS AND CONTINGENCIES

CAPITAL LEASES - The Company is the lessee of office and computer equipment under four (4) capital leases expiring within the next two (2) years. These capital leases are collateralized by the related assets. The liabilities under capital leases are recorded at the present value of the net future minimum lease payments and the assets are recorded at the purchase price which approximates fair market value on the date of the purchase.

Following is a summary of property held under capital leases:


                                            Accumulated
                                    Cost    Depreciation    Net
At July 31,2003                    ------   ------------   -------
Office Fixtures and Equipment     $336,460    $313,270     $23,190


Depreciation of assets under capital leases charged to expense for the year ended July 31, 2003, the seven-month period ended July 31, 2002, and the year ended December 31, 2001 was $125,171 $56,660, and $97,130, respectively.

Minimum future lease payments under capital leases are included as a component of long-term debt (see note 7). Payments for each of the next three fiscal years and in the aggregate are:



2004 (August 1, 2003 - July 31, 2004)                       $ 11,336
2005                                                          11,034
2006                                                           3,445
Thereafter                                                        --
                                                            --------
Total Minimum Lease Payments                                $ 25,815
Less: Amount Representing Interest                            (2,255)
                                                            --------
                                                            $ 23,560

     Present Value of Net Minimum Lease Payments            $ 23,560
     Less: Current Portion                                    (9,691)
     LONG-TERM PORTION                                       $13,869

OPERATING LEASES - At July 31, 2003, the Company has two operating leases for office space that expire in November 2003 and January 2006. One lease grants an option for renewal for an additional three (3) years. The leases have monthly payment obligations of $1,837 and $9,659, increasing annually, based on the CPI.

Approximate minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year as of July 31, 2003 are as follows:

Year ending                                 Operating
July 31,                                     Leases
-----------                                ----------
  2004                                     $  115,906
  2005                                        119,383
  2006                                        122,965
  2007                                              0
  2008                                              0
  Thereafter                                        0
                                            ---------
Total                                       $ 358,254
                                            =========

Rent expense for the year ended July 31, 2003, the seven-month period ended July 31, 2002, and the year ended December 31, 2001 was approximately $155,000, $138,000 and $145,000, respectively, and was charged to operations.

EMPLOYMENT AGREEMENTS - On July 31, 2003, the Company entered into a two-year employment agreement with Wayne Allyn Root pursuant to which Mr. Root is serving as the Company's Chief Executive Officer and Chairman of the Board of Directors. His compensation includes: (a) a base salary of $175,000 per year for the first year and 10% of the Company's operating income for the second year, provided that in no event will the base salary fall below $175,000 per year or exceed $250,000; (b) handicapping fees during the first year equal to 10% of Mr. Root's handicapping fees received by the Company, not to exceed a maximum of $350,000 per year, and handicapping fees during the second year equal to the greater of $450,000 or 20% of the Company's operating income for that fiscal year; and (c) a performance bonus in the second year equal to 25% of the amount in the Company's performance pool; (d) a restricted stock grant in the amount of 2,100,000 shares of the Company's common stock where the stock vests at the rate of 700,000 shares per year with the first 700,000 shares vesting on July 31, 2003; (e) compensation in the event of a change in ownership or control of the Company, either friendly or hostile, which includes a minimum annual base salary of $250,000, the handicapping fee of 12% versus the 10% described above, and the ceiling will be removed, and all unvested shares will immediately vest; and other employee benefits provided to senior executives of the Company. The agreement also includes an agreement to indemnify Mr. Root, non-compete provisions and provision regarding payments in the event of termination of Mr. Root's employment. As consideration for the issuance of the 2,100,000 restricted shares, Mr. Root surrendered all written options and warrants which were issued to him prior to July 31, 2003.

[14] LEGAL MATTERS

In the normal course of business, the Company is exposed to a number of asserted and unasserted potential claims. At the present time, management, after review of amounts accrued and consultation with counsel, believes it has meritorious defenses and considers that any additional liabilities from these matters would not materially affect the financial position, liquidity or results of operations of the Company.

In March 2003 the Company negotiated a payment schedule to settle a dispute with a former landlord regarding the former corporate headquarters of the Company. The Company agreed to make monthly payments of $15,000 until the settlement is paid in full. The balance at July 31, 2003 is $337,805 and is accounted for as a component of accounts payable. The Company also issued warrants to purchase 200,000 shares of common stock to the leaseholder as a component of the settlement. The associated warrant cost of $63,236 was charged to non-cash cost of financing.

[15] FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company adopted Statement of Financial Accounting Standards ["SFAS"] No. 107, "Disclosure About Fair Value of Financial Instruments," which requires disclosing fair value, to the extent practicable, for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

In assessing the fair value of these financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash and cash equivalents, related party and trade and notes payable, it was assumed that the carrying amount approximated fair value for the majority of these instruments because of their short maturities.

The fair value of long-term debt is based upon current rates at which the Company could borrow funds with similar remaining maturities. It was assumed that the carrying amount approximated fair value for these instruments.

[16] SUBSEQUENT EVENTS

At October 31, 2003 the Company has $100,000 borrowed under a standby credit facility (see note 8), which was in default. On October 10, 2003 Newmarket Investments, plc ("Newmarket") made demand for payment.

On October 15, 2003 the Company and Newmarket reached agreement whereby the Company redeemed $500,000 of convertible debt held by Newmarket. To redeem this convertible debt the Company issued 3,846,154 shares of common stock at a value of $0.13 per share.

Three directors have resigned at the end of their respective terms. This leaves three vacancies on the Board of Directors, which the Company will fill as soon as practicable. The three directors that have resigned are; John T. Manner, Timothy J. Keating, and Simon Hayes. The following individuals, Mr. James Baxter, Mr. Timothy Whalley and Mr. Robert Seale have been nominated to serve as directors until the election of directors at the next Annual Shareholders' meeting; each appointment will become effective upon the acceptance by the nominee.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages in breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability for:

     *  any breach of their duty of loyalty to us or our stockholders;

     * acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

     * unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided by Section 174 of the Delaware General Corporation Law; or

     * any transaction from which the director derived an improper personal benefit.

     Any amendment or repeal of these provisions requires the approval of the holders of shares representing at least two-thirds of our shares entitled to vote in the election of directors, voting as one class.

     Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We believe that the limitation of liability provision in our certificate of incorporation will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:

     SEC Filing Fee ................................ $ 1,171.49
     Printing Expenses .............................   1,000.00
     Accounting Fees and Expenses ..................   1,000.00
     Legal Fees and Expenses .......................  20,000.00
     Blue Sky Fees and Expenses ....................   1,000.00
     Miscellaneous .................................     828.51
                                                     ----------

          Total .................................... $25,000.00
                                                     ==========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     During the last three years we sold securities listed below that were not registered under the Securities Act of 1933.

     In connection with our reorganization in July 2001, we agreed to issue an aggregate of 475,048 shares of our restricted Series B preferred stock. Each share of our Series B preferred stock was automatically convertible upon the completion of a one-for-four reverse stock split. In connection with this reorganization, we issued 4,800 shares of our Series B preferred stock to an unaffiliated party in payment of its finder's fee for introducing the company to the shell with which it commenced the merger and reorganization. The issuance was conducted pursuant to Section 4(2) of the 1933 Act and Rule 506. No general solicitation, offering or sale was conducted in connection with the issuance of shares. On August 27, 2001, each outstanding share of our Series B preferred stock was converted into 31.25 shares of common stock.

     Concurrent with our reorganization in July 2001, we sold 64,000 units to one accredited investor for a gross proceed of $1,500,000. Each unit consisted of one restricted share of the Series C preferred stock and one warrant to purchase one restricted share of the Series C preferred stock at an exercise price of $31.25 expiring on July 5, 2004. Each share of the Series C preferred stock was convertible into 46.875 shares of our common stock. The issuance was conducted pursuant to Section 4(2) of the 1933 Act and Rule 506. We paid a finder's fee of $150,000 to Keating Investments, LLC, an affiliated entity, for the introduction service rendered in connection with this transaction. No general solicitation, offering or sale was conducted in connection with the issuance of shares.

     During 2002, both we and the unit holders recognized that the terms of the warrant and the intentions of the parties more accurately reflected a conversion of the warrant directly into common stock, rather than conversion to Series C Preferred Stock and subsequent conversion into common stock. Our primary basis for this conclusion was the fact that the warrant holders did not receive the anti-dilution protection to which Series C Preferred shareholders are entitled, and, upon further inquiry, it became clear that we did not intend, nor did the unit holders expect, to receive such anti-dilution rights, or any other rights to which Series C Preferred shareholders are entitled. Both we and the unit holders believe that this was an error in drafting, and the current warrants do not reflect the intentions of the parties.

     Accordingly, on November 26, 2002, we requested that the entire class of unit holders, which consisted of 4 individuals or entities, submit the warrants issued as part of the units. In exchange, we conducted a pro-rata replacement of the warrants with Series C warrants directly convertible into common stock. Each new Series C warrant is exercisable for 31.25 shares of common stock at an exercise price of $1.00, and does not contain any anti-dilution provisions. No general solicitation, offering or sale was conducted in connection with the warrant exchange.

     In August and September of 2001, we issued an aggregate of $836,667 principal amount of our 5% convertible debentures with attached common stock purchase warrants to six investors in a private placement offering conducted by certain of our directors and officers. One investor, Newmarket Investments, plc, purchased $500,000 of the debentures. The debentures were immediately convertible into common stock at a conversion price of $0.50 per share (after giving effect to an adjustment from the original conversion price of $0.75 per share) and were automatically convertible into common stock on August 31, 2003. Each debenture was accompanied by a detachable warrant to purchase an additional number of shares of our common stock equal to the principal amount of the debenture purchased divided by $0.50 at an exercise price of $1.00 per share. The warrants are exercisable until August 31, 2004. The purchasers of these debentures were provided with certain registration rights. The issuance was conducted pursuant to Section 4(2) of the 1933 Act and Rule 506. No general solicitation, offering or sale was conducted in connection with the issuance of the securities.

     In September 2001, we issued a warrant to purchase 600,000 shares of common stock to Keating Investments, LLC, an accredited investor, in consideration for services to be rendered pursuant to a financial advisory agreement. The warrant entitles the holder to purchase 600,000 shares of common stock at an exercise price of $0.10 per share until September 10, 2006. We also issued to other consultants warrants to purchase a total of 517,848 shares of common stock at exercise prices ranging from $0.75 to $1.50. These issuances were made in reliance on Section 4(2) of the 1933 Act.

     In September 2001, we sold 400,000 shares of our restricted common stock, together with a warrant to purchase an additional 400,000 shares of our restricted common stock to one accredited investor for a purchase price of $200,000. The warrant entitles the holder to purchase 400,000 shares of common stock at an exercise price of $1.00 per share exercisable until August 31, 2004. The issuance was conducted pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506. There were no brokers or finders employed in the transaction, and no general solicitation, offering or sale was conducted in connection with the issuance of shares.

      From May to September of 2002, we issued an aggregate of $200,000 in principal amount of our 5% convertible debentures with attached warrants to purchase an aggregate of 400,000 shares of common stock, exercisable at $1.25 per share and expiring on August 31, 2005, to five accredited investors in a private placement offering conducted by certain of our directors and officers. The debentures were immediately convertible into common stock at a conversion price of $0.50 per share and will automatically convert into common stock on August 31, 2004. The purchasers of these debentures were provided with certain registration rights. The issuance was conducted pursuant to Section 4(2) of the 1933 Act and Rule 506. One finder was employed in this transaction, and no general solicitation, offering or sale was conducted in connection with the issuance of the securities.

      On June 27, 2002, we issued a 13% convertible note to an accredited investor for consideration of $750,000 and a warrant to purchase 250,000 shares of our common stock. The note is immediately convertible into common stock at a conversion price of $0.80 per share. The warrant is exercisable until June 27, 2007 at exercise prices of $0.88, $1.04 and $1.20. The purchaser of the note was provided certain registration rights. The issuance was conducted pursuant to Section 4(2) of the 1933 Act and Rule 506. One finder was employed in this transaction, and no general solicitation, offering or sale was conducted in connection with the issuance of the securities.

     Between the time of our reverse merger on July 11, 2001 to September 10, 2002, we have issued an aggregate of 1,200,000 shares of common stock, and warrants exercisable into 529,000 shares of common stock with a weighted average exercise price of $0.50, in settlement of various debts and actual or pending litigation to 4 entities or individuals. The shares were valued at fair market value at the time of each settlement. Each and all of these investors were accredited investors within the definition of the Securities Act of 1933, as amended. The issuances were conducted pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506. There were no brokers or finders employed in the transaction, and no general solicitation, offering or sale was conducted in connection with the issuance of shares.

     In September and October 2002, we issued 159,039 shares of common stock to two persons as payment for services and issued 136,995 shares to one person in payment of the settlement reached in the TurfClub.com matter. In December 2002, we issued 600,000 shares of common stock to Keating Partners in a warrant redemption transaction and issued to Keating Partners a warrant for 400,000 shares in payment of services valued at $85,000. All of the above securities were issued pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and the appropriate restrictive legend was placed on the securities.

     In September 2002, we entered into an agreement with Newmarket Investments, plc ("Newmarket") which provided that Newmarket invest an additional $700,000 by amending the existing Convertible Debenture held by Newmarket to reflect a principal amount of $1,200,000. As a result of the anti-dilution provisions of the convertible debenture, the total number of shares which Newmarket could obtain on conversion of the $1,200,000 debenture was 9,230,769 shares. In addition, the Company agreed to exchange an existing warrant held by Newmarket to acquire 1,000,000 shares of common stock at $1.00 per share for a warrant to acquire 3,000,000 shares of common stock at $.13 per share. This warrant expires on August 31, 2005.

     During the three months ended April 30, 2003, we issued a total of 10,541,472 shares of common stock to the four persons to redeem all of the outstanding shares of Series C Preferred Stock. 3,000,000 of these shares were registered in our SB-2 registration statement that was declared effective during February 2003, and the balance of the shares were restricted. We also issued a total of 346,650 shares to six persons for services and payables worth $102,160, and we issued warrants to purchase 650,000 shares to three persons to settle liabilities valued at $163,103. All of the above securities were issued pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and the appropriate restrictive legend was placed on the securities.

     During the eight months ended July 31, 2003, we sold an aggregate of 16,472,660 shares of common stock at a price of $.15 per share to 72 persons living outside of the United States, in reliance on the exemption provided by Regulation S promulgated under the Securities Act of 1933, as amended. The shares were sold to investors introduced by a Netherlands investment banking firm which we paid a fee of 12% of the principal amount of the shares sold.
We also issued warrants to persons designated by the investment banker to purchase 1,648,363 shares of common stock in reliance on Section 4(2) of the Securities Act of 1933, as amended, and the appropriate restrictive legend was placed on the warrant certificates.

     During the three months ended July 31, 2003, we issued 700,000 restricted shares of common stock to Wayne Allyn Root, our CEO, pursuant to his new employment agreement dated July 31, 2003. In the agreement we agreed to issue a total of 2,100,000 shares which vest at the rate of 700,000 shares per year with the first 700,000 shares vesting immediately. These shares were issued pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and the appropriate restrictive legend was placed on the certificate.

     During the three months ended July 31, 2003, we issued 100,000 restricted shares to Newmarket Investment plc as consideration for the extension of its standby credit facility. We also issued a total of 20,000 restricted share to two persons as payment for consulting services valued at $5,800, and we issued 200,000 restricted shares to an employee as a longevity bonus. In addition, we issued 100,000 restricted shares to our Netherlands investment banking firm as a performance bonus for the shares it sold in the Regulation S offering referred to above. All of these shares were issued pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended. The appropriate restrictive legend was placed on all of the certificates.

     During the three months ended October 31, 2003, we issued 4,697,272 shares of common stock to 6 convertible note holders pursuant to the conversion of $386,667 of convertible debt and $38,892 of accrued interest.
We also issued 3,846,154 shares of common stock to Newmarket Investments plc pursuant to its conversion of $500,000 of its convertible debenture. All of these shares were issued pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and the appropriate restrictive legend was placed on the certificates.

     During the three months ended October 31, 2003, we sold 2,968,518 shares of common stock to 17 persons living outside of the United States, in reliance on the exemption provided by Regulation S promulgated under the Securities Act of 1933, as amended. The shares were sold to investors introduced by a Netherlands investment banking firm which we paid a fee of 12% of the principal amount received for the shares.

     During the three months ended October 31, 2003, we issued 200,000 shares of common stock to one person as payment for services valued at $50,000.
These shares were issued pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and the appropriate restrictive legend was placed on the certificate.

     During the three months ended January 31, 2004, we issued a total of 5,384,615 shares of common stock to Newmarket Investments plc pursuant to the conversion of its $700,000 convertible debentures. 523,077 of these shares were registered in our SB-2 registration statement that was declared effective during February 2003. We also issued 225,000 shares to three persons for services valued at $45,000. All of these shares were issued pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and the appropriate restrictive legend was placed on the certificates.

     During April 2004 we issued 1,190,625 shares to Wayne Allyn Root, the Company's Chairman and President, and 200,000 shares to the assignee of Mr. Root as payment for $111,250 in commissions which was owed to Mr. Root. The shares were issued pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and the appropriate restrictive legend was placed on the certificates.

     During February and March 2004, we sold an aggregate of 8,578,750 shares of common stock at a price of $.08 per share to 27 persons living outside of the United States, in reliance on the exemption provided by Regulation S promulgated under the Securities Act of 1933, as amended. The shares were sold to investors introduced by a Netherlands investment banking firm which we paid a fee of 12% of the principal amount of the shares sold. We also issued 500,000 shares of common stock to five persons designated by the investment banker in reliance on Section 4(2) of the Securities Act of 1933, as amended, and the appropriate restrictive legend was placed on the warrant certificates.

     During April 2004, we also issued a total of 629,800 shares of common stock to two persons as payment for indebtedness and we issued 130,000 shares to the four independent directors as payment for their directors fees and for reimbursement of expenses. All of these shares were issued pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and the appropriate restrictive legend was placed on the certificates.

ITEM 27.  EXHIBITS.

     The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

Number     Description
------     -----------

2. Agreement and Plan of Reorganization dated July 6, 2001 between Global Sports & Entertainment, Inc. and Turfclub.com, Inc. (1)

3.1        Certificate of Incorporation of GWIN, as amended (9)

3.2        Bylaws of GWIN (5)

4.1 Certificate of Designations of Series C Preferred Stock and Series C Stock Purchase Agreement (1)

4.2        Form of Indenture representing 5% Convertible Debentures (1)

4.3        Form of Indenture representing 13% Convertible Debentures (4)

4.4        Form of Common Stock Purchase Warrant included with 5%
           Convertible Debenture Units (4)

5 Opinion of Krys Boyle, P.C. regarding the legality of the securities being registered (10)

10.1 Financial Advisory Agreement dated September 10, 2001 between the GWIN and Keating Investments, LLC (1)

10.2 Executive Services Agreement dated December 6, 1999 between GWIN and Mr. Miller (1)

10.3 Executive Services Agreement dated December 6, 1999 between GWIN and Mr. Root (1)

10.4 Sports Personality Agreement dated March 2, 2000 between GWIN and Mr. Root (1)

10.5       Term sheet with British Bloodstock Agency, dated August 21,
           2002 (4)

10.6 Agreement describing voting agreement between Mr. Manner and Mr. Root regarding Mr. Keating's board rights (2)

10.7       Common Stock Purchase Warrant issued to Keating Investments,
           LLC (1)

10.8 Debenture Purchase Agreement dated September 19, 2001 between GWIN and Mr. Root (1)

10.9 5% Convertible Debenture dated September 19, 2001 issued to Wayne Allyn Root (1)

10.11      Common Stock Purchase Warrant issued to Mr. Root  (1)

10.12 Debenture Purchase Agreement dated August 31, 2001 between GWIN and Mr. Manner (1)

10.13 5% Convertible Debenture dated September 19, 2001 issued to Mr. Manner (1)

10.14      Common Stock Purchase Warrant issued to Mr. Manner  (1)

10.15 Common Stock Purchase Warrant dated September 4, 2001 between GWIN and Keating Partners, L.P. (1)

10.16      Common Stock Purchase Warrant issued to Keating Partners,
           L.P. (1)

10.17      Promissory Note dated October 23, 2000 issued to Mr. Root (1)

10.18 Letter Agreement dated July 5, 2001 between GWIN and Keating Investments, LLC (1)

10.19 Series C Preferred Stock Purchase Agreement dated July 10, 2001 between Trilium Holdings Ltd. and the Company (1)

10.20      Promissory Note dated November 12, 2001 issued to Mr.
           Keating. (3)

10.21      Promissory Note dated November 12, 2001 issued to Mr. Root. (3)

10.22 Securities Purchase Agreement dated June 29, 2002 between Laurus Master Fund, Ltd. and GWIN (4)

10.23      2002 Equity Incentive Plan (6)

10.24      Employment Agreement with Wayne Allyn Root dated July 31,
           2003 (8)

21.1       List of Subsidiaries (4)

23.1       Consent of Krys Boyle, P.C. - Contained in Exhibit 5

23.2       Consent of Moore Stephens, P.C., Certified Public Accountants (10)

23.3       Consent of Demetrius & Company, LLC, Certified Public
           Accountants (10)

----------------------
(1) Incorporated by reference to the similarly described exhibit included with the registrant's Quarterly Report for quarter ended September 30, 2001 filed with the SEC on November 19, 2001.

(2) Described in Exhibit 2.1

(3) Incorporated by reference to the similarly described exhibit included with the registrant's Annual Report for the year ended December 31, 2001 filed with the SEC on April 1, 2002 and amended on May 15, 2002.

(4) Incorporated by reference to the similarly described exhibit included with the registrant's registration statement on Form SB-2, 333-99599, filed on September 13, 2002.

(5) Unavailable in electronic format, but will be mailed upon request free of charge.

(6)  Incorporated  by  reference  to  the  Registrants   Definitive
Information Statement filed with the SEC on July 21, 2002.

(7) Incorporated by reference to GWIN, Inc. annual report on Form 10-K for the year ended July 31, 2002, as filed with the SEC on October 28, 2002.

(8) Incorporated by reference to GWIN, Inc. annual report on Form 10-K for the year ended July 31, 2003, as filed with the SEC on November 10, 2003.

(9) Incorporated by reference to GWIN, Inc. Form 10-Q for the quarter ended January 31, 2004, as filed with the SEC on March 11, 2004.

(10) Previously filed.


ITEM 28.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned small business issuer will:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2, and authorized this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 5th day of May 2004.

                                    GWIN, INC.



                                    By:/s/ Wayne Allyn Root
                                        Wayne Allyn Root, Chief Executive
                                        Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                     TITLE                 DATE


/s/ Wayne Allyn Root               Chairman and Chief      May 5, 2004
Wayne Allyn Root                   Executive Officer



/s/ Douglas R. Miller              Chief Operating         May 5, 2004
Douglas R. Miller                  Officer and Director



/s/ Jeff Johnson                   Chief Financial         May 5, 2004
Jeff Johnson                       Officer (Principal
                                   Financial and
                                   Accounting Officer)

/s/ Roger Aspey-Kent               Director                May 5, 2004
Roger Aspey-Kent



/s/ Robert L. Seale                Director                May 5, 2004
Robert L. Seale



/s/ Timothy Michael Whalley        Director                May 5, 2004
Timothy Michael Whalley



/s/ Roger L. Harrison              Director                May 5, 2004
Roger L. Harrison